UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Superior Energy Services, Inc.
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11000 Equity Drive, Suite 300

Houston, Texas 77041

Dear Fellow Stockholders:

It is my pleasure to invite you to attend our 2013 Annual Meeting of Stockholders on June 6, 2013 at 9:00 a.m. central time. The meeting will be held at the Magnolia Hotel Houston in Houston, Texas.

2012 was an exciting year for us. Our acquisition of Complete Production Services, Inc. transformed our Company, significantly expanding our U.S. land geographic footprint and service and product offerings. The annual meeting gives you an opportunity to provide feedback regarding our company, its management and business strategy. I encourage you to read these materials and vote your shares, in person or by proxy, at our annual meeting.

Our goal in the attached proxy statement is to provide you with the information necessary to understand the matters being proposed at our annual meeting. Your votes and feedback are important to our decisions. We are particularly interested in your feedback on our annual say-on-pay proposal, where we ask you to approve on an advisory basis, our executive compensation program. As always, you can find information regarding our executive compensation program in our Compensation Discussion and Analysis. The annual meeting will also address other proposals, including adoption of a new stock incentive plan, a new employee stock purchase plan, and an amendment to our charter to remove the restrictions on foreign ownership. These proposals are described in further detail in the attached proxy statement.

On behalf of the Board of Directors and Superior’s management, we welcome you to the 2013 annual meeting. Thank you for your continued interest in Superior.

David D. Dunlap
President and Chief Executive Officer

May 1, 2013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The annual meeting of stockholders of Superior Energy Services, Inc. will be held at 9:00 a.m., local time, on Thursday, June 6, 2013, at the Magnolia Hotel Houston, Sterling Ballroom I, 1100 Texas Avenue, Houston, Texas 77002. At the annual meeting, our stockholders will be asked to vote on the following proposals:

1.	the election of ten directors (Proposal 1);

2.	an advisory vote on the compensation of our named executive officers (Proposal 2);

3.	the adoption of the 2013 Stock Incentive Plan (Proposal 3);

4.	the adoption of the 2013 Employee Stock Purchase Plan (Proposal 4);

5.	the adoption of an amendment to our certificate of incorporation to remove the limitation on non-U.S. citizen stock ownership (Proposal 5);

6.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 (Proposal 6); and

7.	any other business that may properly come before the meeting.

Only holders of record of our common stock as of the close of business on April 19, 2013 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or voting instruction card and return it promptly in the enclosed envelope, or vote by one of the other methods specified in this proxy statement. If you attend the annual meeting, you may vote your shares in person, even if you have sent in your proxy.

By Order of the Board of Directors,

Greg Rosenstein
Executive Vice President and Secretary

Houston, Texas

May 1, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2013.

This proxy statement and the 2012 annual report

are available at https://materials.proxyvote.com/868157

SUPERIOR ENERGY SERVICES, INC.

11000 Equity Drive, Suite 300

Houston, Texas 77041

WELCOME TO OUR ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT OUR 2013 ANNUAL MEETING

This proxy statement is being mailed to our stockholders on or about May 1, 2013.

Q:	Why am I receiving this proxy statement?

A:	Our Board of Directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on April 19, 2013, the record date for the meeting, and are entitled to vote at the meeting. This proxy statement, along with a proxy card or a voting instruction card and a copy of our annual report, are being mailed to stockholders beginning May 1, 2013. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	On what matters will I be voting?

A:	At the annual meeting, our stockholders will be asked to (i) elect ten directors, (ii) hold an advisory vote on the compensation of our named executive officers (the “say-on-pay” proposal), (iii) adopt the 2013 Stock Incentive Plan, (iv) adopt the 2013 Employee Stock Purchase Plan, (v) adopt an amendment to our certificate of incorporation to remove the limitation on non-U.S. citizen stock ownership (the “charter amendment”), (vi) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013, and (vii) consider any other business that may properly come before the meeting.

Q:	When and where will the meeting be held?

A:	The meeting will be held at 9:00 a.m., local time, on Thursday, June 6, 2013, at the Magnolia Hotel Houston, Sterling Ballroom I, 1100 Texas Avenue, Houston, Texas 77002. You can obtain directions to the Magnolia Hotel at the hotel’s website at www.magnoliahotels.com.

Q:	How many votes may I cast?

A:	You have one vote for every share of our common stock that you owned on the record date.

Q:	How many votes may be cast by all stockholders?

A:	As of the record date, we had 159,526,281 shares of common stock outstanding.

Q:	How many shares must be present to hold the meeting?

A:	Our By-laws provide that a majority of the outstanding shares of stock entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. As of the record date, 79,763,141 shares of our common stock constitute a quorum. Shares that are voted, broker non-votes and shares for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present.

Q:	What are my voting options on each proposal? How does the Board recommend that I vote? How many votes are required to approve each proposal?

Proposal	Your Voting Options	Board’s Recommendation	Vote Required to Approve the Proposal
No. 1: Election of the ten director nominees	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or all of the nominees	FOR each of the nominees	Ten nominees receiving the highest number of votes in favor will be elected, except that a nominee who receives a greater number of “withhold” than “for” votes must tender his resignation

No. 2: Approval of the say-on-pay proposal (advisory)	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR approval of our executive compensation as disclosed in this proxy statement	Affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote on the proposal

No. 3: Adoption of the 2013 Stock Incentive Plan	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR approval of our 2013 Stock Incentive Plan	Affirmative vote of the holders of a majority of the votes cast, provided all votes cast (for, against or abstaining) represent a majority of shares outstanding and entitled to vote

No. 4: Adoption of the 2013 Employee Stock Purchase Plan	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR approval of our 2013 Employee Stock Purchase Plan	Affirmative vote of the holders of a majority of the votes cast, provided all votes cast (for, against or abstaining) represent a majority of shares outstanding and entitled to vote

No. 5: Adoption of the charter amendment	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR approval of the charter amendment	Affirmative vote of the holders of a majority of the outstanding shares of common stock

Proposal	Your Voting Options	Board’s Recommendation	Vote Required to Approve the Proposal

No. 6: Ratification of KPMG LLP as our independent registered public accounting firm	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR ratification of our selection of KPMG as our auditors for 2013	Affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote on the proposal

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or Internet. You should also be aware that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the annual meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Q:	What happens if I complete the proxy or voting instruction card? What if I don’t vote for a proposal? On which proposals may my shares be voted without receiving voting instructions from me?

A:	By completing and returning the proxy or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him on the card.

If you are a stockholder of record and you make no specifications on your returned proxy card, your shares will be voted in accordance with the recommendations of our Board of Directors, as provided above.

If you are a beneficial owner of shares, under the rules of the New York Stock Exchange (“NYSE”) your broker, bank or nominee may generally vote your shares on routine matters without receiving voting instructions from you but cannot vote your shares on non-routine matters. Of the proposals, only the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 is a routine matter. If your broker, bank or nominee does not receive instructions from you on how to vote your shares on the remainder of the proposals, the organization will not have the authority to vote your shares on those matters. This is generally referred to as a “broker non-vote.”

Q:	What are the effects of abstentions and broker non-votes on each proposal?

A:	Abstentions will:

•	have no effect on the election of directors (Proposal 1).

•	have the effect of a vote “AGAINST” the remainder of the proposals (Proposal 2 through Proposal 6).

Broker non-votes will:

•

have no effect on the election of directors (Proposal 1) or the say-on-pay proposal (Proposal 2), since these shares are not entitled to vote on the specific matters without instructions from the beneficial owner for the broker.

•	have the effect of a vote “AGAINST” the charter amendment (Proposal 3), since it requires an affirmative vote of a majority of all outstanding shares of common stock.

•

have the effect of a vote “AGAINST” the 2013 Stock Incentive Plan and the 2013 Employee Stock Purchase Plan (Proposal 4 and Proposal 5), since NYSE rules require an affirmative vote of the majority of votes cast, provided the total votes cast represent a majority of all shares of common stock entitled to vote on a proposal. Unlike votes “for,” “against” and abstentions, broker non-votes do not count as a vote cast, which may result in obtaining less than the 50% of outstanding shares of common stock voting as required by the NYSE.

•	not occur with respect to ratification the appointment of KPMG LLP as our independent registered public account firm, since this is a routine matter the broker can vote on without instructions.

Q:	How do I vote?

A:	You may vote using any of the following methods:

Proxy card or voting instruction card: Be sure to complete, sign and date the card and return it in the prepaid envelope.

Telephone or Internet: The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the annual meeting: All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Can I change my vote?

A:	Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. In addition to solicitations by mail, we have retained Georgeson Stockholder Communications, Inc. to aid in the solicitation of proxies at an estimated fee of $11,500. Our officers and employees may request the return of proxies by personal conversation or by telephone or telecopy. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be decided at the meeting?

A:	The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The size of the Board is currently fixed at ten directors, and our directors are elected annually. The Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) recommended, and the Board nominated, each of the current ten directors to serve another one-year term of office.

Proxies cannot be voted for more than ten nominees. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of each of the ten nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. If any nominee should decline or be unable to serve for any reason, votes will be cast for a substitute nominee designated by the Board. Each of the nominees has advised us that he will serve on the Board if elected.

Information About Directors

The biographies below provide certain information as the date of this proxy statement for each director nominee. The information includes the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should be nominated to serve as a director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Harold J. Bouillion, 69	Mr. Bouillion is currently the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services, a position he has held since 2002. From 1966 until 2002, Mr. Bouillion was with KPMG LLP where he served as Managing Partner of the New Orleans office from 1991 through 2002. Mr. Bouillion is a certified public accountant.	2006

	Mr. Bouillion’s tax and financial planning services experience and his 36-year career in tax with an international accounting firm, where he served in various leadership positions, make him a valuable member of the Board and Audit Committee and distinctively qualified to chair our Compensation Committee. His prior management experiences, as well as service with other private and non-profit organizations, adds valuable perspectives to the challenges faced at the Board level.

Enoch L. Dawkins, 75	Mr. Dawkins has over 50 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as president of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career included numerous management positions domestically and internationally with Ocean Drilling and Exploration Company (known as ODECO), a company he joined in 1964, including	2003

Name and Age	Business Experience, Qualifications, and Skills	Director Since

	serving as President from 1989 until its acquisition by Murphy Oil Company in 1991. Mr. Dawkins began his career as a drilling engineer with The California Co., a predecessor to Chevron USA. Mr. Dawkins was previously on the board of Murphy Oil Canada, Ltd.

	Mr. Dawkins’ employment history as an executive in the domestic and international oil and gas industry makes him uniquely suited to understand and oversee the complex managerial, strategic and financial considerations necessary to serve on our Board and as our Lead Director. Mr. Dawkins’ service on other private, non-profit and industry boards allows him to provide our Board with a variety of perspectives on corporate governance issues.

David D. Dunlap, 51	Mr. Dunlap has served as CEO since April 2010 and President since February 2011. Prior to joining the Company, Mr. Dunlap had served since 2007 as Executive Vice President – Chief Operating Officer of BJ Services Company (“BJ Services”), a well services provider. He joined BJ Services in 1984 as a District Engineer. Prior to being promoted to Executive Vice President and Chief Operating Officer, Mr. Dunlap held the position of Vice President – International Division from 1995 through 2007. He also previously served as Vice President – Sales for the Coastal Division of North America and U.S. Sales and Marketing Manager. Mr. Dunlap currently serves as a director of Linn Energy, LLC and as director and trustee on the boards of numerous non-profit organizations.	2010

	Mr. Dunlap has worked and held leadership positions in the oil and gas industry for more than 30 years. Under his direction, BJ Services significantly expanded internationally and successfully transformed into a global leader in multiple well service product lines, demonstrating his exceptional leadership abilities in developing and executing a global business strategy. His extensive knowledge, experience and expertise and his insight on global expansion in the oil and gas industry make him a valuable member of our Board and uniquely position him to assist the Board in the successful implementation of the Company’s business strategy.

James M. Funk, 63	Dr. Funk is currently the President of J.M. Funk & Associates, an oil and gas business consulting firm, and has more than 30 years of experience in the energy industry. Dr. Funk served as Senior Vice President of Equitable Resources (now EQT Corporation) and President of Equitable Production Co. from June 2000 until December of 2003. Previously, Dr. Funk worked	2005

Name and Age	Business Experience, Qualifications, and Skills	Director Since

	for 23 years with Shell Oil Company and its affiliates. Dr. Funk has previously served on the boards of Westport Resources (April 2000 to June 2004) and Matador Resources Company (January 2003 to December 2008). Dr. Funk currently serves as a Director of Range Resources Corporation and Sonde Resources Corp. Dr. Funk is a Certified Petroleum Geologist.

	Dr. Funk’s extensive experience in the energy industry in similar areas as the Company’s operations, along with his strong technical experience, gives him a unique understanding of our business and the challenges and strategic opportunities facing us. His senior executive leadership in the energy industry provides our Compensation and Corporate Governance Committees with substantial personnel management experience. In addition, his service on the board of directors of a number of public companies adds valuable perspective in connection with the role of the board and positions him well to handle challenges faced at the Board level.

Terence E. Hall, 67	Mr. Hall has served as the Chairman of the Board since December 1995. Mr. Hall is the founder of the Company and served as CEO of the Company and its predecessors from 1980 until April 2010. Mr. Hall also currently serves as a director of the Hancock Holding Company (“Hancock”), and served on the Whitney Holding Corp.’s board of directors prior to it merging with Hancock in June 2011.	1995

	As founder of the Company, Mr. Hall led the Company through tremendous growth through all industry cycles. His detailed knowledge of every aspect of our business and perspective regarding strategic and operational opportunities and challenges facing the Company and the oil and gas industry enable him to guide the Company’s business strategy and focus the Board on the most significant business issues.

Ernest E. “Wyn” Howard, III, 70	Mr. Howard retired as a director of Stratus Properties Inc. in 1996, where he previously served as President and Chief Executive Officer. He also previously served as Chief Financial Officer, Executive Vice President and a director of Freeport-McMoRan Copper & Gold Inc. (FCX). In the 1970s and 1980s, Mr. Howard served in a variety of executive capacities with FCX’s former parent company, Freeport-McMoRan, Inc., and its predecessor company, McMoRan Oil & Gas Co. Mr. Howard also served as a Trustee and member of the Audit Committee and Nominating Committee of Capital One Funds from 2003 to 2007.	2005

	Mr. Howard’s extensive experience serving as an executive and a director for various publicly traded companies provides him with a wealth of knowledge in

Name and Age	Business Experience, Qualifications, and Skills	Director Since

	dealing with financial, accounting and regulatory matters at the board level and gives him a deep understanding of the role of the Board and expectations of our directors. His prior business and board experiences make him highly qualified to serve as the chair of our Corporate Governance Committee and as a member of our Audit Committee.

Peter D. Kinnear, 66	Mr. Kinnear has held numerous management, operations, and marketing roles with FMC Technologies, Inc. and FMC Corporation since 1971. Mr. Kinnear served as Chief Executive Officer from March 2007 through February 2011 of FMC Technologies, Inc., and previously as President from March 2006 through April 2010, and Chief Operating Officer from March 2006 through March 2007. Mr. Kinnear also serves on the board of directors of Stone Energy Corporation. In addition to serving as trustee or director of various non-public entities, he previously served on the board of directors of Tronox Incorporated from November 2005 to December 2010, and as FMC Technologies, Inc.’s Chairman of the board from October 2008 through October 2011.	2011

	Mr. Kinnear’s experience in numerous roles of management, operations and marketing in the global energy industry provides extensive knowledge and leadership skills to the Board. His management and board experience gives him a thorough understanding of industry regulations and public policy applicable to the industry, experience and understanding of the different cultural, political and regulatory requirements from international operations and extensive oil service industry experience. This experience makes Mr. Kinnear highly qualified to serve on our Audit Committee and Corporate Governance Committee.

Michael M. McShane, 58	Mr. McShane has served as a Director since February 2012, when we acquired Complete Production Services, Inc. (“Complete”), having served on the Complete board of directors since March 2007. Mr. McShane serves as an Advisor to Advent International, a global private equity fund. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., from June 2002 until the completion of its merger with National Oilwell Varco, Inc. in April 2008, having also served as the chairman of its board from May 2003 through 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President – Finance and Chief Financial Officer and a director of BJ Services Company from 1990 to June 2002, and Vice President – Finance from 1987 to 1990 while BJ Services Company was a division of Baker-Hughes Incorporated. Mr. McShane also serves as a director of Spectra Energy Corp, Oasis Petroleum Inc. and Forum Energy Technologies, Inc.	2012

Name and Age	Business Experience, Qualifications, and Skills	Director Since

	Mr. McShane’s institutional knowledge of Complete’s operations and management, as well as his knowledge of the global oil and gas industry generally, provides insight to our Board. His experience and knowledge in the energy industry from a career spanning more than 30 years, including serving in a variety of executive management and financial leadership positions, provide the Board excellent perspective and experience. Mr. McShane’s experience and finance and accounting background make him highly qualified to serve on our Audit Committee and Compensation Committee.

W. Matt Ralls, 63	Mr. Ralls has served as Director since February 2012, when we acquired Complete, having served on the Complete board of directors since December 2005. Mr. Ralls has been the Chief Executive Officer and a director of Rowan Companies, Inc. since January 2009, and its President from January 2009 until March 2013. Mr. Ralls served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation from June 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in November 2007, having also served in the role of Senior Vice President and Chief Financial Officer from November 2001 to June 2005. In addition to serving on Rowan Companies, Inc.’s board of directors, Mr. Ralls also serves as a director of Cabot Oil and Gas Corporation and the American Petroleum Institute, and previously served as a director of El Paso Pipeline Partners L.P.	2012

	Mr. Ralls’ institutional knowledge of Complete’s operations and management, as well as extensive financial and senior executive management experience at companies focusing on the various phases of the drilling and production industry, provides insight to our Board. The Board also benefits from his extensive leadership and financial knowledge in the global oil and gas drilling and production industry, making him highly qualified to serve on our Compensation Committee and Corporate Governance Committee.

Justin L. Sullivan, 73	Mr. Sullivan has been a private investor and has served as a business consultant since May 1993. Prior to May 1993, he held senior operating and financial management positions with various companies in the forest products industry, including Plywood Panels, Inc. and its predecessors where he served as President from 1992 until 1993 and Vice President, Treasurer and Director from 1967 until 1992. Mr. Sullivan also was an accounting faculty member of the University of New Orleans and Tulane University for over ten years. Mr. Sullivan is a certified public accountant.	1995

Name and Age	Business Experience, Qualifications, and Skills	Director Since

As our longest serving non-management director, Mr. Sullivan provides important institutional knowledge to the Board. Mr. Sullivan’s educational background, experience in financial management and extensive involvement in accounting matters provide him with the necessary skills to chair the Audit Committee and evaluate financial results and generally oversee the financial reporting process of our Company. Mr. Sullivan’s significant business and accounting experience provides insight into strategies and solutions to address an increasingly complex business environment to our Board and the Corporate Governance Committee.

Vote Required

The election of directors will be decided by plurality vote in compliance with our majority voting policy, that is, the ten nominees receiving the highest number of affirmative votes cast will be elected to the Board of Directors provided no director nominee receives a greater number of “withhold” than “for” votes in an uncontested election. In the event a director nominee receives a greater number of “withhold” than “for” votes they will provide their resignation for consideration. See “Corporate Governance – Election of Directors.”

The Board unanimously recommends that stockholders vote FOR each of the ten nominees for director.

CORPORATE GOVERNANCE

The Board is responsible for our management and direction and for establishing broad corporate policies. The Board regularly discusses the Company’s organizational needs, managing its growth, competitive challenges, the potential of senior leadership, future development and possible emergency situations to help provide strategic plans. The Board also actively focuses on succession planning and management development activities, seeking input from members of the Board and senior management to find candidates for potential successors to the CEO and other senior executives.

Election of Directors

In March 2013, we revised our Corporate Governance Principles to include a majority withheld policy in connection with director elections. In a director election where the only nominees are those nominated by the Board (an uncontested election), if the director nominee receives a greater number of votes withheld from his election than for his election (a “majority withheld vote”) the nominee is required to tender his resignation, after certification of the stockholder vote, for consideration by the Corporate Governance Committee. The Corporate Governance Committee will consider the resignation and recommend to the Board whether to accept it or take other action, including rejecting the tendered resignation and addressing the apparent underlying cause of the majority withheld vote.

In making its recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members, including without limitation (i) the underlying reasons of the majority withheld vote (if it can be determined), (ii) the length of service and qualifications of the director whose resignation has been tendered, (iii) the director’s contributions to the Company, (iv) the current mix of skills and attributes of directors on the Board, (v) whether, by accepting the resignation, the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and (vi) whether or not accepting the resignation is in the best interests of the Company and its stockholders.

The Board will act on the Corporate Governance Committee’s recommendation at its first regularly scheduled meeting following certification of the stockholder vote, or within 120 after the certification if a regular board meeting is not scheduled within that time. The Board will consider the same criteria as the Corporate Governance Committee, as well as any additional information and factors it believes are relevant. The Board’s decision and process will then be disclosed in a periodic or current report filed with the Securities and Exchange Commission (“SEC”).

Director Independence; Board’s Leadership Structure

The Board of Directors has determined that the following directors are “independent” within the meaning of the NYSE listing standards: Harold J. Bouillion, James M. Funk, Ernest E. Howard, III, Peter D. Kinnear, Michael M. McShane, W. Matt Ralls and Justin L. Sullivan. Of the remaining non-management directors, the Board is not able to consider Enoch L. Dawkins “independent” under NYSE listing standards because his son-in-law is a consulting principal with KPMG LLP, our independent registered public accounting firm. Mr. Dawkins’ son-in-law joined KPMG LLP after Mr. Dawkins joined our Board in 2003, and he provides Sarbanes-Oxley compliance and enterprise risk management advisory services to public company clients with no affiliation to our Company. KMPG LLP has been our independent registered public accounting firm since we went public in 1995. The Board does not believe, on our facts, that there has ever been a “conflict,” although under NYSE rules we cannot consider Mr. Dawkins independent. The Board is also not able to consider our Chairman, Terence E. Hall, “independent” because he served as the Company’s CEO until April 2010 and Executive

Chairman of the Board of Directors from April 2010 to December 2010, and because he is currently a party to a senior advisor agreement with the Company pursuant to which he receives compensation in excess of $120,000 per year.

The Board of Directors takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined, considering the tenure and experience of the CEO along with the broader economic and operating environment of the Company. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman. We have separated the role of Chairman and CEO since April 2010, when the Board appointed David D. Dunlap as CEO of the Company, at which time Mr. Hall assumed the role of Executive Chairman of the Board of Directors to, among other things, facilitate the transition of Mr. Dunlap as CEO. Mr. Hall served in this capacity through December 10, 2010, at which time he assumed the position of Chairman of the Board and senior advisor.

Mr. Hall continues to serve as Chairman of the Board of Directors. As former CEO and founder of the Company, Mr. Hall possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board determined that the separation of these roles would maximize management’s efficiency by allowing our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing guidance to and oversight of management.

As described above, seven of our ten directors are independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the Board has adopted a policy providing that the non-management directors meet regularly in executive session. Under our Corporate Governance Principles, the Board may elect annually a non-management Lead Director who has been recommended by the Corporate Governance Committee. If elected, the Lead Director will communicate any issues discussed by the non-management directors back to the CEO and Chairman, confer with the CEO and Chairman at intervals between Board meetings, and assist in planning for Board and Board committee meetings. In addition, he will act as a liaison between the Board and the CEO and Chairman to ensure close communication and coordination between them and to promote a harmonious and effective relationship. The Board has elected Mr. Dawkins to serve as Lead Director of the Board until the 2013 annual meeting of stockholders.

The Board believes that the foregoing leadership structure and polices strengthen Board leadership, foster cohesive decision-making at the Board level, solidify director collegiality, improve problem solving and enhance strategy formulation and implementation.

Meetings of the Board; Meeting Attendance

There were five Board meetings in 2012. Each of our directors attended 100% of the meetings of the Board and the committees of which he was a member, except Mr. Kinnear, who was unable to attend one board meeting and thus attended 88% of the meetings of Board and committees of which he was a member . The Board has adopted a policy that recommends that all directors personally attend each annual stockholders’ meeting. At the last annual meeting of stockholders held on May 16, 2012, all of our directors were in attendance.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees regularly report back to the full Board with specific findings and recommendations in their areas of oversight and liaise regularly with the Chairman and Lead Director. The Board has affirmatively determined that each member of each of our standing committees has no material relationship with the Company and satisfies the independence criteria (including the enhanced criteria applicable to audit) set forth in the NYSE listing standards and SEC rules. The members and primary functions of each board committee are described below.

Audit Committee*	Functions of the Committee	Meetings in 2012
J.L. Sullivan, Chairman H.J. Bouillion J.M. Funk (until May 16, 2012) E.E. Howard III P.D. Kinnear (joined May 16, 2012) M.M. McShane (joined May 16, 2012) *Each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC	• retain, terminate, oversee, and evaluate the registered public accounting firm	5
	• review and discuss annual and quarterly financial statements, earnings releases, certain earnings guidance
	• review critical accounting policies, accounting treatments and determine if there are any recommendations to improve controls or procedures
	• discuss risk assessment, legal matters or any matters pertaining to the integrity of management
	• please also see “Audit Committee Report” included in this proxy statement
Compensation Committee	Functions of the Committee	Meetings in 2012
H.J. Bouillion, Chairman J.M. Funk M.M. McShane (joined May 16, 2012) W.M. Ralls (joined May 16, 2012) J.L. Sullivan (until May 16, 2012)	• establish, evaluate, approve and review the compensation philosophy of the Company, its executives, and CEO	8
	• review and approve corporate goals and objectives for compensation
	• review incentive compensation and other stock-based plans
	• administer, approve and recommend awards under non-qualified programs and supplemental benefits
	• please also see “Compensation Committee Report on Executive Compensation” included in this proxy statement

Nominating and Corporate Governance Committee	Functions of the Committee	Meetings in 2012
E.E. Howard III, Chairman J.M. Funk P.D. Kinnear (joined May 16, 2012) W.M. Ralls (joined May 16, 2012) J.L. Sullivan	• lead search for director nominees and recommend director nominees to the Board	3
	• review committee structure and recommend committee appointments
	• develop and recommend to the Board an annual self-evaluation process
	• review director compensation
	• develop and implement our Corporate Governance Principles

Each of the Board’s standing committees has adopted a written charter that has been approved by the Board. Copies of these charters, as well as copies of our Corporate Governance Principles and our Code of Business Ethics and Conduct, are available on the investor relations page of our website at www.superiorenergy.com and are available in print upon request to our Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041.

Compensation Committee

Since May 2007, the Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”), an independent compensation consultant, to advise the committee on matters relating to executive compensation and assist it in maintaining and administering our executive compensation programs. The Compensation Committee annually requests PM&P to conduct an executive compensation review to evaluate the Company’s senior executive compensation relative to an industry peer group selected by the Compensation Committee with input from the compensation consultant and management and published market survey data. See “Executive Compensation - Compensation Discussion and Analysis - Compensation Principles and Processes - Role of Compensation Consultants” herein for more information.

Our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). In December 2011, the Compensation Committee delegated authority to our CEO, subject to the following conditions:

•	the CEO may grant awards relating to no more than 100,000 shares of our common stock in any fiscal year, and awards relating to no more than 20,000 shares to any one participant;

•	the CEO must approve the grant in writing during an open window period, with the grant date being the date of the written approval or a future date; and

•	the CEO must report the grants to the Compensation Committee at its next meeting.

Nominee Qualifications

The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors in accordance with our Corporate Governance Principles and evaluating whether the current members of the Board as a group possess those skills and characteristics. The Corporate Governance Principles, as revised in March 2013, provide that the Board will select director candidates who represent a mix of backgrounds and experiences that enhance the quality of the Board’s deliberations and decisions. The Board believes that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board. As a result, the Board will seek diversity of background, experience, gender, race and skills among its members.

When seeking candidates for director, other than potential nominees who are current directors standing for re-election, the Corporate Governance Committee identifies potential nominees for director through business and other contacts. The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our By-laws and may also choose to retain a professional search firm to identify potential nominees for director. We did not pay any fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for election as director at the 2013 annual meeting of stockholders.

When the Corporate Governance Committee selects director candidates it is looking for director candidates:

•	with a mix of backgrounds and experiences;

•	having substantial experience with one or more publicly-traded domestic or multinational companies;

•	having achieved high distinction of success in their field;

•

displaying the personal attributes necessary to be an effective director, including having unquestioned integrity, sound judgment, independence in fact and mindset, and the ability to operate collaboratively; and

•	commitment to the Company and its shareholders.

The Board is particularly interested in maintaining a mix that includes, but is not necessarily limited to, active or retired chief executive officers and senior executives, particularly those with significant management experience in operations, international business, finance, accounting or significant targeted expansion areas for the Company. The committee evaluates a potential nominee by considering whether the potential nominee meets the expectations described above, as well as by considering the following factors:

•

whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting us;

•

whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	whether there are factors that could affect the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

There are no differences in the manner in which the Corporate Governance Committee evaluates a nominee for director suggested by stockholders using the process set forth in our By-laws. See “2014 Stockholder Nominations and Proposals” for information on proposing a director nominee for consideration as a stockholder, in accordance with our By-laws and Corporate Governance Principles. For the 2013 annual meeting, we did not receive timely notice of director nominations from any stockholder.

In addition, with respect to an incumbent director whom the Corporate Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Recently, we updated our Corporate Governance Principles to revise the Board’s retirement age. Rather than requiring directors to retire at the annual meeting following a director’s 75th birthday, directors are expected to retire at this time unless asked by the Board to continue to serve. Mr. Dawkins recently celebrated his 75th birthday, and due to his active involvement and significant contributions to our Board, prior positive feedback from investors regarding the composition of our Board, and the insight he provides as a result of his extensive experience in the domestic and international oil and gas industry, the Board requested that he continue to serve and nominated him for reelection. Each of the nominees for director at the 2013 annual meeting of stockholders is a current director standing for re-election.

Role of the Board in Risk Oversight

The Board is responsible for the oversight of risk, while assessing and managing risk is the responsibility of management. It is management’s responsibility to anticipate, identify and communicate risks to the Board and its committees so that the Board can better understand the risks the Company faces, the steps management is taking to manage these risks and the level of risk that is appropriate for the Company at any given time. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board at regularly scheduled meetings.

While the Board has primary responsibility for risk oversight, each of the standing Board committees support the Board by addressing various risks in their respective areas of oversight. For instance, the Audit Committee maintains responsibility related to the Company’s financial reporting, audit process, and internal controls over financial reporting and disclosure controls and procedures. The Compensation Committee endeavors to develop a program of incentives that encourages an appropriate level of risk-taking behavior consistent with the Company’s long-term business strategy and also reviews the leadership development of our employees. The Corporate Governance Committee conducts assessments of nominees to our Board and is charged with developing and recommending to the Board policies, corporate governance principles and Board committee structure, leadership and membership, including those related to, affecting or concerning the Board and its committee’s risk oversight.

Director Stock Ownership Guidelines

The Company maintains stock ownership guidelines applicable to our non-management directors. Under the guidelines, each non-management director is required to own shares of our common stock equal in value to five times the annual retainer paid to the non-management directors. In addition to shares of common stock, the restricted stock units held by the directors count towards their ownership requirements. As of the date of this proxy statement, all of our non-management directors exceeded the required ownership level. New directors have three years from joining the Board to meet the threshold. See “Stock Ownership of Management” for the number of shares of our common stock beneficially owned by our non-management directors.

Communications with the Board

Stockholders and other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by sending a letter by mail c/o Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041. The Secretary will forward the communication directly to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee was composed entirely of non-management directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

DIRECTOR COMPENSATION

During 2012, our non-management directors received:

•	an annual retainer of $67,500;

•	an additional annual fee of $20,000 for the chairman of Audit Committee;

•	an additional annual fee of $15,000 for the chairman of the Compensation Committee;

•	an additional annual fee of $10,000 for the chairman of the Corporate Governance Committee;

•	an additional annual fee of $25,000 for the Lead Director; and

•	a $2,000 fee for each Board and committee meeting attended.

To closely align the non-management directors’ compensation with the financial interests of our stockholders, a significant portion of their compensation is paid in the form of an equity award. Since 2004, the equity award has been granted in restricted stock units (“RSUs”) on the day following each annual meeting of our stockholders, with the number of RSUs granted determined by dividing the equity compensation amount, as set by the Board, by the closing price of our common stock on the day of the annual meeting, and rounding to the next whole share. In addition, if the director’s initial election or appointment does not occur at an annual meeting, they will receive a pro rata number of RSUs based on the number of full calendar months between the date of election and the first anniversary of the previous annual meeting. The equity compensation amount for 2012 was $200,000, and has remained the same for 2013. Prior to 2013, the RSUs represented the right to automatically receive from us, within 30 days of the date the director ceases to serve on the Board, one share of our common stock per unit.

The RSUs to be granted in 2013 will vest and pay out in shares of common stock on the first anniversary of the grant date, subject to each director’s ability to elect to defer receipt of the common stock under our Directors Deferred Compensation Plan. The Board may in the future elect to deliver the equity compensation amount in a form other than RSUs and may establish different vesting terms for the awards to our non-management directors.

Under our Directors Deferred Compensation Plan, non-management directors may elect to defer compensation received from the Company for service on the Board. Deferred cash compensation will earn a rate of return based on hypothetical investments in certain mutual funds from which the director may select, and deferred restricted stock units will be paid out in shares of common stock and will be credited with dividend equivalents if the Company were to pay dividends on its common stock. Director participants may elect the timing of the distributions of their deferred compensation, which may be made in a lump sum payment or installments, provided that all payments are made no later than 10 years following the director’s termination of service on the Board.

Senior Advisor Agreement with Mr. Hall.  Mr. Hall and the Company are parties to a senior advisor agreement, which expires May 31, 2015 and provides for an annual advisory fee of $400,000 and the continuation of health benefits. If the Company terminates this agreement for any reason prior to this date (including as a result of Mr. Hall’s death or disability), Mr. Hall will receive (i) the annual advisory fee for the remainder of the term in a lump sum and (ii) continuation of the health benefits for the remainder of the term.

The table below summarizes the compensation of our non-management directors for 2012. Mr. Dunlap does not receive any special compensation for his service as a director. His compensation as an executive is reflected in the “2012 Summary Compensation Table” herein. Finally, as Messrs. McShane and Ralls did not join our Board until February 2012, both received pro-rata compensation for the year, and also received an additional grant of RSUs upon joining the Board as described above. All non-management directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

2012 Director Compensation

Name	Fees Earned Or Paid in Cash(1)	Stock Awards(2)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Mr. Bouillion	$116,625	$200,005	—	—	$316,630
Mr. Dawkins	$100,625	$200,005	—	—	$300,630
Mr. Funk	$103,625	$200,005	—	—	$303,630
Mr. Hall(4)	$75,625	$200,005	$779,167	$566,592	$1,621,389
Mr. Howard	$101,625	$200,005	—	—	$301,630
Mr. Kinnear	$79,625	$200,005	—	—	$279,625
Mr. McShane	$80,625	$231,678	—	—	$312,303
Mr. Ralls	$78,625	$231,678	—	—	$310,303
Mr. Sullivan	$119,625	$200,005	—	—	$319,630

(1)	Amounts shown reflect the retainer fees earned by the directors during 2012.

(2)	Amounts reflect the aggregate grant date fair value of the RSU awards. RSUs are valued at the closing sale price per share of our common stock on the date prior to the date of grant. The number of RSUs granted is determined by dividing the equity compensation amount ($200,000) by the closing price of our common stock on the day of the annual meeting, and rounding up to the next whole share. On May 17, 2012 each non-employee director received an award of 9,412 RSUs with an aggregate grant date fair value of $200,005. Messrs. McShane and Ralls joined the board on February 7, 2012, and each received 1,025 RSUs with an aggregate grant date fair value of $31,673 on such date.

(3)	As of December 31, 2012, the non-management directors had the following RSUs and option awards outstanding:

Director	Restricted Stock Units	Options
Mr. Bouillion	37,533	—
Mr. Dawkins	44,623	—
Mr. Funk	41,362	—
Mr. Hall	14,763	1,356,988
Mr. Howard	41,847	—
Mr. Kinnear	11,590	—
Mr. McShane	10,437	—
Mr. Ralls	10,437	—
Mr. Sullivan	44,623	5,000

(4)	The amount reflected in the “Non-Equity Incentive Plan Compensation” column represents $779,167 received upon the payout of performance share units that Mr. Hall received as an executive officer in 2009 and that vested on December 31, 2012. The amount reflected in the “All Other Compensation” column includes the following amounts provided for under Mr. Hall’s senior advisor arrangement: (i) $400,000 received as advisory fees, including health benefits, (ii) $165,276 representing the Company’s incremental cost for corporate aircraft use through March 2012 and reimbursement of fuel costs and the services of a pilot for the remainder of the year, and (iii) $1,316 representing payments under the Exec-U-Care program.

OWNERSHIP OF SECURITIES

Principal Stockholders

The following table shows the number of shares of our common stock beneficially owned as of the date of this proxy by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	11,547,729	(1)	7.3%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	10,349,121	(2)	6.6%

(1)	In the Schedule 13G filed on February 14, 2012 by FMR LLC and Edward C. Johnson 3d, they reported that Fidelity Management & Research Company (“Fidelity”), an investment advisor and a wholly owned subsidiary of FMR LLC, is the beneficial owner of 11,425,675 shares of common stock. FMR, through its control of Fidelity, has the sole power to dispose or direct the disposition of 11,547,729 shares and the sole power to vote or direct the vote of 54,929 shares.

(2)	In Amendment No. 3 to the Schedule 13G filed on February 5, 2013, by BlackRock, Inc. (“BlackRock”), BlackRock reported that it has the sole power to dispose, or direct the disposition of, 10,349,121 shares of common stock.

Management and Director Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of the date of this proxy statement by (i) our non-management directors, (ii) our “named executive officers,” as defined below in “Executive Compensation – Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Non-management Directors(2)
Harold J. Bouillion	44,533	*
Enoch L. Dawkins	64,623	*
James M. Funk	46,362	*
Terence E. Hall	1,431,389	*
Ernest E. Howard, III	46,847	*
Peter D. Kinnear	21,590	*
Michael McShane	50,605	*
W. Matt Ralls	57,487	*
Justin L. Sullivan	84,623	*

Named Executive Officers
David D. Dunlap	452,964	*
Robert S. Taylor	488,724	*
Brian K. Moore	404,481	*
A. Patrick Bernard	314,618	*
William B. Masters	156,604	*

All directors and executive officers as a group (18 persons)	4,353,803	2.7%

*	Less than 1%.

(1)	Includes the number of shares subject to options that will be exercisable within 60 days, as follows: Mr. Bernard (240,512); Mr. Dunlap (219,070); Mr. Hall (1,356,988); Mr. Masters (96,648); Mr. Moore (129,988); Mr. Taylor (383,648); and all directors and executive officers as a group (2,942,451).

(2)	Includes the number of shares the director has the right to receive through outstanding RSUs, as follows: Mr. Bouillon (37,533); Mr. Dawkins (44,623); Mr. Funk (41,362); Mr. Hall (14,763); Mr. Howard (41,847); Mr. Kinnear (11,590); Mr. McShane (10,437); Mr. Ralls (10,437); and Mr. Sullivan (44,623). Each outstanding RSU vests immediately upon grant, but the shares of common stock payable upon vesting will not be delivered to the director until he ceases to serve on our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely upon our review of the Forms 3, 4 and 5 filed during 2012, and written representations from all of our reporting persons, we believe that all required reports were timely filed, except that W. Matt Ralls’ initial Form 4 did not include 1,278 shares acquired upon our acquisition of Complete due to a miscalculation, which shares were subsequently reported on an amended Form 4.

ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

(PROPOSAL 2)

We are seeking stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices. In considering how to vote on this proposal, we urge you to carefully consider the information in the “Executive Compensation” section of this proxy statement, namely the Compensation Discussion and Analysis (including its Executive Summary) and the compensation tables and accompanying narrative disclosures.

The Compensation Committee of our Board designs, implements and administers our compensation program for our executive officers, including our named executive officers. As noted in the Compensation Discussion and Analysis, we position the majority of our executives’ target direct compensation to be at-risk, with a significant percentage of the target compensation (88% for our CEO and an average of 79% for our other current named executive officers) based on annual and long-term performance measures. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.

Stockholders are asked to vote on the following resolution:

RESOLVED, that the stockholders of Superior Energy Services, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the Company’s 2013 annual meeting of stockholders pursuant to the rules of the Securities and Exchange Commission.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our Board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Communications with the Board.”

Vote Required

The approval, by an advisory vote, of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

The Board unanimously recommends that stockholders vote FOR the proposal to approve of the compensation of our named executive officers as disclosed in this proxy statement.

ADOPTION OF THE 2013 STOCK INCENTIVE PLAN

(Proposal 3)

The growth and future success of our Company depends upon the efforts of its officers, directors, employees, consultants and advisors. We believe that the proposed Superior Energy Services, Inc. 2013 Stock Incentive Plan (the “Stock Plan”) provides an effective means of delivering equity-based compensation to our key personnel. Upon the recommendation of the Compensation Committee, our Board has adopted the Stock Plan, subject to stockholder approval at the annual meeting. The Stock Plan is summarized below and the full text of the Stock Plan is attached to this proxy statement as Appendix A. Because this is a summary, it may not contain all the information that you may consider to be important. You should read Appendix A carefully before you decide how to vote on this proposal.

Purpose of the Proposal

We believe that providing officers, directors, employees, consultants and advisors with a proprietary interest in the growth and performance of our Company stimulates individual performance and enhances stockholder value. We also believe that a significant portion of an executive’s compensation should be directly linked to our performance. Consistent with this philosophy, during 2012, 73% of the total target compensation of our CEO, and 63% of the average total target compensation of our other named executive officers was delivered in the form of long-term incentive awards.

We currently grant annual long-term incentive awards to our executives and key employees under our 2011 Stock Incentive Plan and the Amended and Restated Legacy CPX 2008 Incentive Award Plan (the “Complete Plan”), which we assumed in our acquisition of Complete. Further, we may grant awards to our non-management directors under our 2004 Directors Restricted Stock Unit Plan or the 2011 Stock Incentive Plan. If the Stock Plan is approved by our stockholders, no future awards will be made from any of these outstanding plans.

In its determination to recommend Board adoption of the Stock Plan and in determining the appropriate number of shares to make available under the Stock Plan, the Compensation Committee considered the recommendation of PM&P, its independent compensation consultant, and reviewed burn rate and dilution data, as well as the estimated value transfer cost of the Stock Plan. The following table provides data on our use of shares under our incentive plans since 2010 (including grants to non-management directors):

Fiscal Year	Employee Participants	Director RSUs Granted	Restricted Stock Granted	Stock Options Granted	PSUs Paid in Stock	Total Shares	Annual Burn Rate*
2010	81	42,525	357,826	1,549,058	0	1,949,409	2.98%
2011	87	34,284	567,083	207,183	67,288	875,838	1.94%
2012	344	86,758	362,904	78,043	43,259	570,964	0.71%
2013	584	0	1,352,165	406,185	0	1,758,350	1.96%
Three-Year Average Burn Rate (2010-2012)							1.88%
Three-Year Average Burn Rate (2011-2013)							1.54%

*	Burn Rate is the annual number of all option equivalents (options and converted full value awards) divided by the weighted average of common shares outstanding. Option equivalents are calculated by converting all full value awards to options by multiplying the full value awards by a multiple based on the company’s 3-year daily stock volatility. The multiplier could range from 1.5-4.0 depending on the stock volatility. The Company’s multiplier is 2.

As reflected in the table above, the number of shares required for long-term incentive awards each year varies, and this variation is due to changes in our stock price at the time of grant, the size of individual grants awarded by our Compensation Committee and the number of participants in the program. In particular, beginning in 2012 we significantly expanded participation in our long-term incentive program to promote stock ownership deeper within the Company, and that expansion continued in 2013, due in part to the significant increase in the size of our Company and our employee base following our acquisition of Complete. Recognizing these variables, we do not believe that we have sufficient shares available for our long-term incentive annual grants to our executive officers and other key employees for 2014 and beyond (see “Equity Compensation Plan Information as of April 19, 2013” at the end of this proposal for more information). Although we have over 4 million shares remaining available for grant under the Complete Plan, under the NYSE rules we are unable to grant awards under that plan to anyone who was a legacy Superior employee prior to the acquisition. We believe that adoption of a new plan is necessary to provide us with the continued ability to attract, retain, and motivate key personnel in a manner tied to the best interests of our stockholders. We anticipate that the shares reserved for issuance under the Stock Plan will be sufficient to meet our needs for approximately three to four years.

With stockholder approval of the Stock Plan, the overall simple dilution of our equity-based incentive plans would be 9.7% of our common stock outstanding as of the record date, based on 8.0 million shares proposed under the Stock Plan, 159.5 million shares of common stock outstanding, 2.2 million shares of unvested restricted stock, and shares issuable pursuant to 5.0 million outstanding stock options and 0.3 million outstanding restricted stock units.

If the Stock Plan is not approved by the stockholders, we will not have sufficient shares to fund our LTI program, especially with regard to our executive officers, and the Company may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees. Such a drastic decline in our LTI program would misalign our executive and stockholder interests.

Best Practice Provisions in the Stock Plan

The Stock Plan has many provisions designed to protect stockholder interests and promote effective corporate governance, including the following:

•	the exercise price and base price of stock options and stock appreciation rights, respectively, may not be less than the fair market value of a share of stock on the date of grant;

•	the Stock Plan prohibits the repricing of any stock option or stock appreciation right without stockholder approval;

•

the Stock Plan uses a fungible share design, which is more efficient and under which each share subject to a stock option or stock appreciation right counts as one share against the plan limit and each share issued subject to a full value award counts as 1.6 shares against the plan limit;

•

shares of common stock delivered or withheld in payment of the exercise price of a stock option or delivered or withheld to satisfy tax obligations in respect of an incentive may not be re-issued under the Stock Plan;

•	stock options and stock appreciation rights are subject to a minimum three-year vesting requirement (although incremental vesting is permitted), except for awards made to non-management directors;

•	no more than 400,000 shares of Company stock may be granted as full value awards (restricted stock, restricted stock units, and other stock-based awards) to participants without compliance with certain minimum vesting conditions, except that all full value awards to executive officers must comply with the minimum vesting conditions and full value awards made to non-management directors are not subject to the minimum vesting conditions;

•	the Stock Plan limits the number of shares subject to awards that may be granted to a participant, including directors, each year;

•

awards under the Stock Plan are expressly subject to recovery if the Company’s financial statements are restated within a three-year period following payout of the incentive and the participant is determined to be responsible, in whole or in part, for the reason for the restatement, or if the award is subject to any policy the Company adopts pursuant to SEC or NYSE requirements;

•	if stock appreciation rights are paid in stock, each right paid is counted as a whole share used;

•	material amendments of the Stock Plan require stockholder approval; and

•	awards under the Stock Plan are administered by the Compensation Committee, an independent committee of our Board.

Other Company policies that help align the interests of our directors and executive officers with those of our stockholders include our policies that prohibit our directors and executive officers from hedging our common stock, and our minimum stock ownership guidelines for our directors and executive officers. See “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis.”

Terms of the Stock Plan

Administration of the Stock Plan.  The Compensation Committee of the Board (or a subcommittee) will generally administer the Stock Plan, and has the authority to make awards under the Stock Plan, including setting the terms of the awards. Our Compensation Committee will also generally have the authority to interpret the Stock Plan, to establish any rules or regulations relating to the Stock Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the Stock Plan. Subject to the limitations specified in the Stock Plan, our Compensation Committee may delegate its authority to appropriate officers of our Company with respect to grants to employees or consultants who are not subject to Section 16 of the Exchange Act. As provided under our current plans, our CEO will have limited authority to grant awards under the Stock Plan. See “Corporate Governance – Board Committees – Compensation Committee” for information on our CEO’s delegated authority.

Eligibility.  Officers, directors and employees of our Company and our consultants and advisors will be eligible to receive awards, or incentives, under the Stock Plan when designated as Stock Plan participants. We currently have nine executive officers and nine non-management directors eligible to receive incentives under the Stock Plan. In addition, approximately 575 other employees currently participate in our long-term incentive program and would be eligible to receive awards under the Stock Plan. The Compensation Committee may grant incentives under the Stock Plan to eligible participants outside of the United States under such terms and conditions as may, in the judgment of the Compensation Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions, and to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures.

Awards.  Incentives under the Stock Plan may be granted in any one or a combination of the following forms:

•	for officers and employees only, incentive stock options under Section 422 of the Internal Revenue Code;

•	non-qualified stock options;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights (“SARs”); and

•	other stock-based awards.

Shares Issuable Through the Stock Plan.  A total of 8 million shares of our common stock are authorized to be issued under the Stock Plan, subject to adjustment for recapitalizations and other similar events affecting our outstanding common stock. Common stock issued under the Stock Plan maybe be authorized and unissued shares of common stock or shares of common stock held as treasury shares. The closing sale price of our common stock on the NYSE as of April 19, 2013 was $23.17 per share.

Limitations and Adjustments to Shares Issuable Through the Stock Plan.  The Stock Plan uses a fungible share design, which means that each share issued subject to a stock option or SAR counts as one share against the plan limit and each share issued subject to any other incentive (the full value awards) counts as 1.6 shares against the plan limit. In addition, full value awards must be made subject to certain minimum vesting periods (three years for service-based awards, with incremental vesting permitted, and one year for performance-based awards), not including awards made to our non-management directors and awards with respect to 400,000 shares made to participants who are not executive officers. A maximum overall limit of 8 million shares may be issued subject to incentive stock options. The maximum number of shares subject to incentives, including stock options or SARs, that may be granted in a single year to a non-management director is 50,000 shares and to all other participants is 1,000,000 shares. In addition, the maximum value of another stock-based award that is valued in dollars and that is scheduled to be paid out to any one participant in any fiscal year shall be $10 million.

Generally, for purposes of determining the maximum number of shares of our common stock available for delivery under the Stock Plan, shares that are not delivered because an award is forfeited, cancelled, or settled in cash will not be deemed to have been delivered under the Stock Plan. With respect to SARs paid in shares, all shares to which the SARs relate are counted against the Stock Plan limits rather than the net number of shares delivered upon exercise. If shares are withheld to satisfy the exercise price of a stock option or the tax withholding obligation associated with any award, those withheld shares will not be available for reissuance under the Stock Plan.

Proportionate adjustments will be made to all of the share limitations provided in the Stock Plan, including shares subject to outstanding awards, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of our common stock. Further, the Compensation Committee may adjust the terms of any award to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Amendments to the Stock Plan.  The Board may amend or discontinue the Stock Plan at any time. However, our stockholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the Stock Plan;

•	materially increase the number of shares of common stock that may be issued under the Stock Plan;

•	materially expand the classes of persons eligible to participate in the Stock Plan;

•	expand the types of awards available for grant under the Stock Plan;

•	materially extend the term of the Stock Plan;

•	reduce the price at which common stock may be offered through the Stock Plan; or

•	permit the repricing of a stock option or SAR.

No amendment or discontinuance of the Stock Plan may materially impair any previously granted incentive without the consent of the recipient.

Term of the Stock Plan.  No incentives may be granted under the Stock Plan after June 6, 2023.

Types of Incentives.  Each of the types of incentives that may be granted under the Stock Plan is described below:

•

Stock Options.  The Compensation Committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. The committee will determine the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. In addition, the committee will determine the time or times that the options become exercisable, provided that options granted to employees may not become fully exercisable prior to the third anniversary of the date of grant, with incremental vesting of portions of the award over the three-year period permitted. The term of an option will also be determined by the committee, but may not exceed ten years from the date of the grant. The committee may accelerate the exercisability of any stock option at any time. As noted above, the committee may not, without the prior approval of our stockholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another incentive, a cash payment or shares of common stock, unless approved by our stockholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

•

Restricted Stock.  Shares of common stock may be granted by the Compensation Committee and made subject to restrictions on sale, pledge or other transfer by the recipient for a certain restricted period. Except for shares of restricted stock granted to non-management directors and shares of restricted stock that vest based on the attainment of performance goals, the restricted period must be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If vesting of the shares is subject to the future attainment of specified performance goals, the restricted period for employees, consultants or advisors must be at least one year, with incremental vesting of portions of the award allowed. However, in addition to the previously described exceptions, restricted stock, restricted stock units or other stock-based awards, with respect to an aggregate of 400,000 shares of common stock may be granted to participants who are not executive officers without compliance with these minimum vesting periods. All shares of restricted stock will be subject to such restrictions as the committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the shares to us in the event of a termination of employment, certain competitive behavior or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Stock Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to such shares, including the right to receive dividends if provided for in the agreement.

•

Restricted Stock Units.  A restricted stock unit represents the right to receive from the Company on the scheduled vesting date or other specified payment date one share of common stock. Restricted stock units are subject to the same minimum vesting requirements and exceptions described above for restricted stock. All restricted stock units will be subject to such restrictions as the Compensation Committee may provide in an agreement with the participant, including provisions which may obligate the participant to forfeit the units in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Stock Plan, a participant receiving restricted stock units shall have no rights of a stockholder as to such units until such time as shares of common stock are issued to the participant. Restricted stock units may be granted with dividend equivalent rights.

•

Stock Appreciation Rights.   A stock appreciation right is a right to receive, without payment to us, a number of shares of common stock or an amount of cash determined by dividing the product of the number of shares as to which the stock appreciation right is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The Compensation Committee will determine the base price used to measure share appreciation, whether the right may be paid in cash and the number and term of stock appreciation rights, provided that the term of a stock appreciation right may not exceed ten years from the date of grant. Stock appreciation rights are subject to the same minimum vesting requirements and exceptions as described above for stock options. The committee may accelerate the exercisability of any stock appreciation right at any time. The Stock Plan restricts decreases in the base price and certain exchanges of stock appreciation rights on terms similar to the restrictions described above for stock options.

•

Other Stock-Based Awards.  The Stock Plan also permits the Compensation Committee to grant participants awards of shares of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of common stock (other stock-based awards). The committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements and exceptions described above for restricted stock and restricted stock units.

Performance-Based Compensation Under Section 162(m).  Stock options and stock appreciation rights granted in accordance with the terms of the Stock Plan are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Performance-based compensation does not count toward the $1 million limit on our Company’s federal income tax deduction for compensation paid to its most highly compensated executive officers. Grants of restricted stock, restricted stock units or other stock-based awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following criteria relating to our Company or one or more of our divisions or subsidiaries:

•earnings per share •earnings before interest, taxes, depreciation and amortization (EBITDA) •operating income •return on assets •an economic value added measure	•stockholder return •earnings •stock price •return on equity •return on total capital •pre-tax income	•return on invested capital •return on invested capital relative to cost of capital •safety performance •reduction of expenses •increase in cash flow

For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the Stock Plan.

Our Compensation Committee has authority to use different targets from time to time with respect to the performance goals provided in the Stock Plan. The regulations under Section 162(m) require that the material terms of the performance goals be reapproved by our stockholders every five years. To qualify as performance-based compensation, grants of restricted stock, restricted stock units and other stock-based awards are required to satisfy the other applicable requirements of Section 162(m).

Clawback.  The Stock Plan also provides that each incentive agreement shall contain a provision permitting the Company to recover any incentive granted under the Stock Plan if (i) the Company’s financial statements are required to be restated at any time within the three-year period following the final payout of the incentive and the award recipient is determined to be responsible, in whole or in part, for the reason for the restatement, or (ii) if the incentive is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or NYSE thereunder. All determinations regarding the applicability of these provisions shall be in the discretion of the Compensation Committee.

Termination of Employment; Change of Control.  If a participant ceases to be an employee of the Company or to provide services to us for any reason, including death, disability, early retirement or normal retirement, or in the event of a change of control of the Company as defined in the Stock Plan or in an incentive agreement, the participant’s outstanding incentives may be exercised, shall vest or shall expire at such time or times as may be determined by the Compensation Committee and described in the incentive agreement.

In addition, upon a change of control, our Compensation Committee will have the authority to take a variety of actions regarding outstanding incentives. Within certain time periods and under certain conditions, our Compensation Committee may:

•	require that all outstanding incentives be exercised by a certain date;

•

require the surrender to the Company of some or all outstanding incentives in exchange for a stock or cash payment for each incentive equal in value to the per share change of control value, calculated as described in the Stock Plan, over the exercise or base price;

•	make any equitable adjustment to outstanding incentives as our Compensation Committee deems necessary to reflect our corporate changes; or

•

provide that an incentive shall become an incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a stockholder at the time of consummation of such transaction.

Transferability of Incentives.  The incentives awarded under the Stock Plan may not be transferred except:

•	by will;

•	by the laws of descent and distribution;

•	if permitted by the Compensation Committee and so provided in the incentive agreement, pursuant to a domestic relations order; or

•

in the case of stock options only, if permitted by the Compensation Committee and if so provided in the incentive agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes.  We may withhold from any payments or stock issuances under the Stock Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have the Company withhold, from the shares the participant would otherwise receive, shares, in each case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and for participants who are not subject to Section 16 of the Exchange Act is subject to the Compensation Committee’s right of disapproval.

Purchase of Incentives.  The Compensation Committee may approve the purchase by the Company of an unexercised or unvested incentive from the holder by mutual agreement, provided that the repurchase does not constitute a repricing without stockholder approval.

Awards To Be Granted

If our stockholders approve the Stock Plan at the annual meeting, grants of awards to employees, officers, directors, consultants and advisors will be made in the future by the Compensation Committee as it deems necessary or appropriate.

Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of incentives that may be awarded under the Stock Plan are summarized below. Participants who are granted incentives under the Stock Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options.  A participant who is granted a stock option normally will not realize any income, nor will our Company normally receive any deduction for federal income tax purposes, in the year the option is granted. When a non-qualified stock option granted through the Stock Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. Our Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Restricted Stock.  Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and our Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units.  A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Stock Appreciation Rights.  Generally, a participant who is granted a stock appreciation right under the Stock Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received. In general, there are no federal income tax deductions allowed to our Company upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Other Stock-Based Awards.  Generally, a participant who is granted an other stock-based award under the Stock Plan will recognize ordinary income at the time the cash or shares of common stock associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 409A.  If any incentive constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code, it will be necessary that the incentive be structured to comply with Section 409A of the Internal Revenue Code to avoid the imposition of additional tax, penalties and interest on the participant.

Tax Consequences of a Change of Control.  If, upon a change of control of the Company, the exercisability, vesting or payout of an incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of incentives that may be granted under the Stock Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.

Equity Compensation Plan Information as of December 31, 2012

The following table presents information as of December 31, 2012, regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation. In connection with our acquisition of Complete in February 2012, the outstanding stock options and restricted stock issued pursuant to Complete’s stock incentive plans were converted into corresponding equity awards for our common stock. In addition, we assumed the Complete Plan, although our use of these shares is subject to limitations under the NYSE listing standards.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,504,873	(1)	$21.08	(2)	2,474,570	(4)
Equity compensation plans not approved by security holders	675,444	(3)	16.95	(2)	5,123,280	(4)

Total	5,180,317	(1)			7,597,850	(4)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon the payout of 257,215 vested restricted stock units. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	The weighted-average remaining term of the outstanding stock options as of December 31, 2012 from plans approved by security holders is 5.2 years and from plans not approved by security holders is 6.7 years.

(3)	Represents the number of securities to be issued pursuant to outstanding options granted by Complete that were assumed in our acquisition of Complete.

(4)	As of December 31, 2012, there were 1,979,353 shares of common stock remaining available for future issuance under the 2011 Stock Incentive Plan (the “2011 Plan”), all of which could be issued under the terms of such plan upon the exercise of stock options or stock appreciation rights and in the form of restricted stock or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of common stock. There were 5,123,280 shares of common stock remaining available for future issuance under the Complete Plan, all of which could be issued under the terms of such plan upon the exercise of stock options or stock appreciation rights and in the form of restricted stock, restricted stock units, performance awards, dividend equivalent awards, deferred stock awards and stock awards. There were 28,226 shares remaining available for future issuance under the Directors Plan, which shares are issuable under the terms of the plan (a) only to eligible directors, and (b) upon the payout of restricted stock units, as specifically set forth in the plan. Finally, there were 466,991 shares remaining available for issuance under our 2007 Employee Stock Purchase Plan.

In connection with our acquisition of Complete on February 7, 2012, we assumed the Complete Plan. The Complete Plan was approved by Complete’s stockholders on May 22, 2008, and no new grants may be made under the Plan after February 21, 2018, although awards made prior to that date may extend beyond that date. The Complete Plan provides for the issuance of equity awards to employees and non-employee directors of the Company, although participation is now limited to those employees and directors who were not employed by Superior prior to our acquisition of Complete. The Complete Plan is administered by the Compensation Committee of our Board of Directors, which may delegate some of its authority under the plan, with the exception of grants to executive officers and directors. An aggregate 5,040,948 shares of our common stock (as adjusted pursuant to the merger agreement) may be issued under the Complete Plan, subject to increases for forfeitures of awards previously granted. The committee may make awards of stock options (qualified or nonqualified) with a maximum term of ten years, restricted stock, restricted stock units, performance awards, dividend equivalent awards, deferred stock awards, stock awards, and stock appreciation rights. Each share awarded as a stock option or stock appreciation right will reduce the maximum issuable by one share, while each share issued as any other type of award will reduce the maximum issuable by 1.3 shares. Shares surrendered in payment of the exercise price of options or stock appreciation rights or in payment of withholding taxes are not eligible for reissuance under the Complete Plan. No participant may be granted awards with respect to more than 1,079,924 shares in a calendar year. In addition, the maximum cash payment with respect to performance awards payable in cash that may be granted to a participant during a calendar year is $4 million. Our Board amended the Complete Plan on August 31, 2012 to, among other things, reflect these merger-adjusted share limitations and conform the administration and change of control provisions to those of the Company’s other outstanding equity incentive plans.

Equity Compensation Plan Information as of April 19, 2013

As of April 19, 2013, there are only 751,708 shares of common stock remaining available for future issuance under the 2011 Plan to our officers, employees and consultants and 4,659,770 shares remaining available under the Complete Plan. However, as noted above, if the proposed Stock Plan is approved, none of these shares will be used for grants in the future, leaving only the 8 million shares available under the proposed Stock Plan for future grants to our officers, directors, employees, and consultants. In addition, since December 31, 2012, our outstanding equity awards have changed due to the vesting of restricted stock, exercise of stock options, grants made to employees and employees departing. In particular, as of April 19, 2013, we had 2,233,979 non-vested shares of restricted stock outstanding, with average grant date fair value of $24.76 and 4,972,210 stock options outstanding, with a weighted-average exercise price of $21.13 and a weighted-average remaining contractual term of 5.36 years. Share balances from the Directors Plan are as follows: 257,215 shares issuable upon payout of restricted stock units and 28,226 shares available for future grant. Lastly, there were 415,301 shares remaining available for issuance under our 2007 Employee Stock Purchase Plan.

Vote Required

Under the NYSE Rules, adoption of the proposed 2013 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the votes cast, and the total votes cast on the proposal must represent a majority of our outstanding common stock entitled to vote on the proposal as of the record date.

The Board unanimously recommends that stockholders vote FOR the adoption of the proposed 2013 Stock Incentive Plan.

ADOPTION OF THE 2013 EMPLOYEE STOCK PURCHASE PLAN

(Proposal 4)

Our Board of Directors has unanimously approved the Superior Energy Services, Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”) for the benefit of eligible employees of the Company and its subsidiaries, subject to stockholder approval at the annual meeting. The 2013 ESPP is summarized below and the full text of the plan is attached to this proxy statement as Appendix B. Because this is a summary, it may not contain all the information that you may consider to be important. You should read Appendix B carefully before you decide how to vote on this proposal.

Purpose of the Proposal

Our Board of Directors believes that the Company’s interests are best advanced by aligning stockholder and employee interests. The 2013 ESPP is intended to provide eligible employees of the Company, and of its subsidiaries and affiliates, with an opportunity to participate in the Company’s success by permitting them to acquire shares of the Company’s common stock at a discount from the market price through periodic payroll deductions or contributions. If approved, the 2013 ESPP would replace our existing 2007 Employee Stock Purchase Plan (the “2007 ESPP”), effective upon the beginning of the first offering period under the 2013 ESPP. Although we currently have 415,301 shares of common stock remaining available for issuance under the 2007 ESPP, given the growth and expansion of our Company, particularly internationally, since that plan was approved, our Board believes it is important to revise the structure of our employee stock purchase program to accommodate participation by employees of our foreign subsidiaries and to incorporate provisions that will make the program more attractive to all of our employees.

Like the 2007 ESPP, the proposed 2013 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. However, unlike the 2007 ESPP, the 2013 ESPP includes a non-Section 423 component to achieve tax, securities law and other objectives for our employees. Under this component, the Compensation Committee of our Board, or its delegee, as administrator of the 2013 ESPP, will be able to structure and grant purchase rights to eligible participants residing outside of the United States or employed by a non-U.S. subsidiary or affiliate of the Company in order to comply with local legal requirements, to otherwise protect the interests of such non-U.S. entities, or for the purpose of qualifying for preferred tax treatment under foreign tax laws. In addition, the other significant differences between the 2013 ESPP and the 2007 ESPP are as follows:

•	the 2013 ESPP has six-month offering periods, compared to one-month offering periods in the 2007 ESPP; and

•

the 2013 ESPP contains a “look-back,” allowing participants to purchase common stock at a per share price equal to the lesser of 85% of fair market value determined as of the first or last trading day of such offering period, whereas the 2007 ESPP did not contain a “look-back” feature.

As of December 31, 2012, we had approximately 12,300 domestic employees, including our nine executive officers, who are eligible to participate in the 2007 ESPP, although only approximately 1,300 employees are current participants. However, if approved by stockholders, our Board of Directors believes that the 2013 ESPP will not only permit international employees to participate, but will be more attractive to domestic employees.

Summary of the ESPP

Purpose.  The purpose of the 2013 ESPP is to provide employees of our Company and our designated subsidiaries and affiliates with the opportunity to purchase our common stock and, therefore, to have an additional incentive to contribute to the prosperity of the Company.

Administration.  The 2013 ESPP will be administered by the Compensation Committee of our Board of Directors or one or more officers appointed by the committee. None of the members of the committee is an officer or employee, or former officer or employee, of our Company or its subsidiaries. Subject to the terms of the 2013 ESPP, the committee or its delegee has the power to make, amend and repeal rules and regulations for the interpretation and administration of the 2013 ESPP, including rules and procedures to accommodate specific requirements of local laws for jurisdictions outside of the United States.

Shares Subject to the 2013 ESPP.  There are 3,000,000 shares of common stock reserved for issuance under the 2013 ESPP, subject to adjustment as described below. The reserved shares will be used to fund stock purchases under both the Section 423 and the non-Section 423 components of the 2013 ESPP. The common stock made available for sale under the 2013 ESPP may be authorized but unissued shares or treasury shares. On April 19, 2013, the closing sale price of our common stock on the NYSE was $23.17 per share.

As of December 31, 2012, 533,009 shares of common stock had been issued under the 2007 ESPP and 466,991 shares were available for future issuance. If our stockholders approve the 2013 ESPP, no further shares will be issued under the 2007 ESPP following the beginning of the first offering period under the 2013 ESPP. Subject to the Compensation Committee’s discretion, we anticipate that if the 2013 ESPP is approved, the first offering period could commence on July 1, 2013, and the last purchase date under the 2007 ESPP would be June 30, 2013. However, if the first offering period under the 2013 ESPP is delayed, we will continue to use the 2007 ESPP until the 2013 ESPP is implemented.

Eligibility.  Generally, any individual who is treated as an employee of the Company or any designated company shall be eligible to participate in the 2013 ESPP. However, the administrator in its discretion may from time to time, prior to the commencement of an offering period under the 2013 ESPP, determine that employees who customarily work twenty (20) hours or less per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the administrator in its discretion) shall not be allowed to purchase common stock offered under the 2013 ESPP during such offering period. An “offering period” is a six-month period that begins on January 1st and July 1st of each year, unless changed by the Compensation Committee or its delegee.

Plan Participation.  Each participant is granted a right to purchase shares of our common stock on his or her enrollment date. A participant may make contributions through payroll deductions or other contributions as permitted by the administrator, however no single payroll deduction or contribution made for the purchase of common stock may exceed 10% of the compensation that the participant receives on any pay day during an offering period. Stock purchase rights may not accrue at a rate that exceeds $25,000 in fair market value of the common stock per calendar year. The participant’s contributions are used to purchase shares of our common stock at the end of each offering period. The right to purchase common stock is exercised automatically on the last trading day of each offering period to the extent of the payroll deductions accumulated during the offering period, provided that the number of shares that may be purchased by a participant in any offering period is limited to 1,000 shares. No participant shall be granted a stock purchase right under the 2013 ESPP to the extent that, immediately after the grant, such participant (or any other person whose stock would be attributed to such participant) would own common stock of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the stock of the Company or any of its subsidiaries.

Purchase Price; Shares Purchased.  The purchase price per share is equal to 85% of the fair market value of the common stock on first trading day of the offering period or the last trading day of the offering period (the purchase date), whichever is less. The number of whole shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions and other contributions during the offering period by the purchase price. Unless otherwise determined by the administrator prior to an offering period, no fractional shares will be purchased by a participant and any payroll deductions or other contributions accumulated in a participant’s account that are not sufficient to purchase a full share shall, at the discretion of the administrator, be returned to the participant or be retained in the participant’s account for a subsequent offering period.

Termination of Employment.  Termination of a participant’s employment for any reason, including death, immediately cancels his or her participation in the 2013 ESPP. In that event, the payroll deductions credited to the participant’s account will be refunded to him or her, and in the case of death, to his or her heirs or estate.

Withdrawal from the 2013 ESPP.  A participant may decide not to purchase shares on a purchase date and may elect to withdraw all, but not less than all, of the payroll deductions or other contributions credited to his or her account prior to the purchase date at such time specified by the administrator. Upon withdrawal the participant’s purchase right for the offering shall be terminated automatically, and no further payroll deductions or other contributions for the purchase of shares shall be made. A participant’s withdrawal from an offering shall not have any effect upon his or her eligibility to participate in any subsequent offerings that commence under the 2013 ESPP, although the participant must re-enroll in order to participate in subsequent offerings.

Changes in Common Stock; Adjustments.  Subject to any required action by our stockholders, the number of shares of our common stock available for purchase under the 2013 ESPP, whether under currently outstanding purchase rights or available for future purchase rights, and the price per share covered by each purchase right under the 2013 ESPP that has not yet been exercised, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued and outstanding shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by the Company.

In the event of a public announcement of an event that may result in a change of control (as defined in the 2013 ESPP), the Board of Directors or the Compensation Committee may, in its sole discretion (and without the consent of participants) elect to: (i) unilaterally terminate the 2013 ESPP at any time prior to the consummation of such transaction and return all contributions to participants; (ii) unilaterally set a new purchase date for all outstanding purchase rights on or at any time before the date of consummation of the change of control; or (iii) provide for an alternative treatment of such purchase rights that is acceptable to the person or entity that will succeed to the Company’s assets, business or operations pursuant to such change of control.

Amendment and Termination of the Plan.  Our Board of Directors or Compensation Committee may amend, modify, suspend or terminate the 2013 ESPP at any time without the approval of our stockholders; provided, however, that the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required by applicable law or government regulations, or the rules of the NYSE or to comply with Section 423 of the Internal Revenue Code. Unless terminated earlier by our Board of Directors or Compensation Committee, the 2013 ESPP will continue until the issuance of all of the shares of common stock reserved for issuance under the 2013 ESPP or, if earlier, March 13, 2023, the tenth anniversary of the date on which our Board of Directors approved the 2013 ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to participation in the 2013 ESPP. This summary assumes that the Section 423 component of the 2013 ESPP qualifies as an

“employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant under the non-Section 423 component of the 2013 ESPP may reside.

Under a plan that qualifies as an employee stock purchase plan pursuant to Section 423 of the Internal Revenue Code, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Section 423 component of the 2013 ESPP or in the event that the participant dies while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the first day of the offering period in which such shares were acquired, or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing market price of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction in the taxable year in which such disposition occurs equal to the amount of such excess. Any further gain or loss to the participant upon disposition will be capital gain or loss, and the amount of ordinary income recognized by the participant will be added to the participant’s basis in the common stock for purposes of determining such capital gain or loss.

If the participant sells or disposes of the purchased shares more than two years after the first day of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the closing market price of the shares on the first day of the offering period in which the shares were acquired. Any further gain or loss to the participant upon disposition will be capital gain or loss, and the amount of ordinary income recognized by the participant will be added to the participant’s basis in the common stock for purposes of determining such capital gain or loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lesser of (i) the amount by which the closing market price of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the closing market price of the shares on the first day of the offering period in which those share were acquired.

Purchase rights granted under the Section 423 component of the 2013 ESPP are exempt from the application of Section 409A of the Internal Revenue Code. Purchase rights granted under the non-Section 423 component of the 2013 ESPP to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Internal Revenue Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent.

Plan Benefits

The benefits to be received by our officers and employees under the ESPP are not determinable because the amounts of future purchases by participants are based on elective participant contributions. The following table sets forth information pertaining to the aggregate number of shares that were purchased under the 2007 ESPP during 2012 (Mr. Masters was the only named executive officer who participated in the 2007 ESPP during 2012) and the dollar value contributed by the participants (reflects the 15% discount):

Name	2007 Employee Stock Purchase Plan
	Total Number of Shares Purchased in 2012	Dollar Value
William B. Masters	341	$8,479
Non-NEO Executive Group	350	$8,481
Non-Executive Employee Group	146,335	$2,838,170

Vote Required

Under the NYSE Rules, adoption of the proposed 2013 Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the votes cast, and the total votes cast on the proposal must represent a majority of our outstanding common stock entitled to vote on the proposal as of the record date.

The Board unanimously recommends that stockholders vote FOR the proposal to approve the 2013 Employee Stock Purchase Plan.

ADOPTION OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REMOVE THE LIMITATION ON NON-U.S. CITIZEN STOCK OWNERSHIP

(Proposal 5)

We are seeking stockholder approval of an amendment to our Certificate of Incorporation (our “charter”) to remove article TWELFTH, which currently imposes limitations on the ownership and control of the Company’s capital stock by non-U.S. citizens.

Purpose of the Proposal

Following a 1999 acquisition, a material part of our business involved the ownership and operation of liftboats engaged in “coastwise trade” within the meaning of U.S. maritime laws. Those laws prohibit non-U.S. citizens from owning a significant amount of capital stock in a U.S. corporation owning vessels engaged in coastwise trade. In order to ensure that the Company was compliant with the citizenship requirements of U.S. maritime laws, our stockholders approved adding article TWELFTH to our charter to limit and control ownership of any class of our capital stock by non-U.S. citizens. Since article TWELFTH was adopted by our stockholders, the Company’s scope of business operations has expanded significantly. In 2012, the Company undertook significant efforts to shift its focus to U.S. land markets and international expansion, and our ability to engage in coastwise trade is no longer of any consequence. As a result, we no longer believe that article TWELFTH’s protections are needed due to the Company’s business focus and strategic direction. We also believe they could unnecessarily restrict our stockholders’ ability to freely transfer their shares and serve to discourage foreign investment in our Company at a time when we are focused on international expansion.

The proposed charter amendment is attached as Appendix C. If approved by our stockholders, the charter amendment will become effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after the annual meeting.

Vote Required

Under our Certificate of Incorporation and the General Corporation Law of the State of Delaware, adoption of the charter amendment requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the proposal as of the record date.

Our Board unanimously recommends that stockholders vote FOR the proposal to remove article TWELFTH of our charter.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 6)

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, which we submit to our stockholders for ratification. If our stockholders do not ratify the selection of KPMG LLP by the affirmative vote of holders of a majority of the voting power present or represented by proxy at the annual meeting, the selection will be reconsidered by the Audit Committee.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

Vote Required

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

The Audit Committee and the Board of Directors unanimously recommend that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Messrs. Sullivan as Chairman, Bouillion, Howard, Kinnear and McShane. Each of these individuals meets the independence requirements of the NYSE, as well as any other applicable legal and regulatory requirements. The duties and responsibilities of the Audit Committee are set forth in its written charter adopted by the Board. The committee reassesses its charter as conditions dictate, but in no event less than once a year, and updates it to comply with the rules of the NYSE and any other applicable legal and regulatory requirements.

The Audit Committee reviewed and discussed our financial statements with management, which is primarily responsible for preparing the statements, and our independent registered public accounting firm, KPMG LLP, which is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The committee has reviewed KPMG’s independence, and as part of that review, it received and discussed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether KPMG’s provision of non-audit services to us, which are described below, was compatible with its independence. The committee has concluded that it is.

Based on its reviews and discussions with management and KPMG, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

THE AUDIT COMMITTEE

Justin L. Sullivan

Harold J. Bouillion

Ernest E. Howard, III

Peter D. Kinnear

Michael M. McShane

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2012 and 2011, and fees billed for other services rendered by KPMG LLP during those years:

	Fiscal Year Ended December 31,
	2012	2011
Audit Fees(1)	$3,783,478	$2,435,007
Audit-Related Fees	—	—
Tax Fees(2)	288,329	188,979
All Other Fees	—	—

(1)	Reflects fees for services rendered for the audits of our annual financial statements for the fiscal year indicated and reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year. The increase in audit fees in 2012 is primarily attributed to the audit services related to the Complete acquisition and related Company expansion.

(2)	Reflects fees for professional services rendered for tax compliance, tax advice and tax planning.

Pre-Approval Process

The services performed by the independent registered public accounting firm in 2012 were pre-approved by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee has delegated pre-approval authority for routine audit, audit-related and tax services specifically listed in the pre-approval policy to its chairman for any individual service estimated to involve a fee of less than $75,000. The chairman reports all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management its responsibility to pre-approve services to be performed by the Company’s independent registered accounting firm. All audit, audit-related and tax services with our independent registered public accounting firm not specifically listed in the pre-approval policy must be separately pre-approved by the Audit Committee.

Certain Transactions

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, by our Audit Committee pursuant to the Audit Committee Charter. The Audit Committee reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any transactions requiring such disclosure, however, see “Director Compensation” for information regarding Mr. Hall’s senior advisor agreement with the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide stockholders with an understanding of our compensation philosophy and objectives, as well as the analysis that we performed in setting our executive compensation. It discusses the Compensation Committee’s (referred to as the “Committee” in this CD&A) determination of how and why, in addition to what, compensation actions were taken during 2012 for our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers (the “named executive officers”):

•	David D. Dunlap, our President and Chief Executive Officer;

•	Robert S. Taylor, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Brian K. Moore, our Senior Executive Vice President;

•	A. Patrick Bernard, our Senior Executive Vice President; and

•	William B. Masters, our Executive Vice President and General Counsel.

EXECUTIVE SUMMARY

Performance Elements of our Executive Compensation Program

Our executive compensation program is significantly performance-based, linking executive pay, Company performance and results for stockholders, and is appropriately balanced with short- and long-term measures. The primary components of our executive compensation program are base salary, annual incentive bonus awards and long-term incentives (which we collectively refer to as our executives’ “direct compensation”). The annual incentive bonus awards and long-term incentives, which comprise the majority of our executives’ target direct compensation, are at-risk, with a significant percentage of the compensation (51% for our CEO and an average of 47% for our other current named executive officers) based on measurable performance, both annual and long-term (the performance share units (“PSUs”)). Our program also features elements of compensation that vary with stock price (comprised of stock options and restricted stock), resulting in a minimal level of fixed compensation in the form of base salary for our executives (approximately 12% for our CEO and an average of approximately 21% for our other current named executive officers). The following charts illustrate the target mix of direct compensation elements for our CEO, and our other current named executive officers (an average):

Our Committee recognizes the need to balance short-term financial performance objectives with long-term stockholder value creation, and has structured our program to incentivize executives to generate both positive financial results and create incremental stockholder value, as follows:

Financial performance	➢ measured through our annual incentive bonus program, under which payouts are determined based on our achievement of a pre-established pre-tax income target

➢     measured through our PSU awards under our long-term incentive program, under which 50% of the payout is based on our relative level of return on invested capital (“ROIC”) during a three-year performance period

Stockholder return

➢     measured through the PSU awards under our long-term incentive program, under which the remaining 50% of the payout is based on our relative total stockholder return (“TSR”) during a three-year performance period

Compensation Best Practices

We strive to align executive compensation with stockholder interests, and to incorporate strong governance standards within our compensation program and practices, such as:

➢     50% of Long-Term Incentives are Performance-Based – we grant a combination of stock options, restricted stock and performance share units under our long-term incentive program, with half of the grant date value awarded in PSUs that pay out based on our relative achievement against our peers under total stockholder return and return on investment metrics.

➢     Annual Incentives Based on Performance – our annual incentive bonus awards are based on our financial performance, measured against pre-tax income targets.

➢     Balanced Mix of Performance-Based Compensation – we provide a balanced mix of performance-based compensation designed to motivate our executives to improve both our financial and stock-price performance and maintain alignment with both short and long-term objectives.

➢     Clawback Policy – since December 2011, our long-term incentive awards have been subject to a clawback provision, providing for the forfeiture of these awards or the return of any related gain in the event of a restatement of our financial statements.

➢     Engagement of Independent Compensation Consultant – our Committee retains an independent compensation consultant who reports directly to the Committee and does not provide any other services to management or our Company.

➢     Executives Subject to Stock Ownership Guidelines – we require our executive officers to maintain certain levels of ownership in our Company, thus aligning their interests with our stockholders’ interests, and all of our executives currently exceed their ownership requirements, most by a significant amount.

➢     Anti-Hedging Policy – we prohibit our executives and directors from hedging Company securities.

➢     Expanded Long-Term Incentive Program – during the last few years we have expanded the use of long-term incentive awards within our Company, and in 2013 granted awards to more than 300 additional non-executive management employees in an effort to promote stock ownership and alignment of stockholder interests deeper within our organization.

➢     Elimination of Excise Tax Gross-Ups – our CEO’s current employment agreement does not provide for an excise tax gross-up. Further, we have also entered into new employment agreements that, upon effectiveness, will eliminate the gross-ups from all existing contracts, as discussed below.

➢     Review of Tally Sheets – our Committee annually reviews tally sheets summarizing the compensation of our executive officers.

New Executive Employment Agreements and Severance Program

We recognize that there is dissatisfaction among stockholders of public companies and their advisers regarding the traditional manner in which executive change of control severance benefits are structured, and since 2011 we have been working to revise our program to address our stockholders’ concerns. We have structured a program that eliminates the excise tax gross up provisions currently provided to most of our executives, but also treats our executives uniformly in the event of a termination following a change of control and aligns the program with stockholder interests.

The Committee worked extensively during 2012 with its advisers, and with management and its advisers, to structure and evaluate the program. In addition, prior to finalizing the program, we sought input from our 25 largest investors (owning in the aggregate 60% of our outstanding shares) and various proxy advisory groups, in an effort to ensure that we understood and addressed, if possible, our investors’ concerns and considerations. We have also continued our dialogue with these investors and advisory groups following our Board’s approval of the program in December 2012.

The new program will become effective June 15, 2013, provided we do not exercise our right to cancel the program prior to that date. Our new program:

•	Eliminates excise tax gross ups;

•	Maintains double trigger severance payments;

•	Fosters our ability to effectively compete for and retain executive talent by maintaining protections for our executives if their employment is terminated in connection with a change of control;

•	Motivates executives to enhance stockholder value by incorporating a performance-based element into the program that aligns the interests of the executives and stockholders:

o	Severance payments in connection with a change of control are no longer based on a multiple of salary and bonus – under the new program, executives receive a percentage interest in a “transaction sharing pool” that funds severance payments, and the transaction sharing pool funding amount increases or decreases based on the amount of consideration paid to our stockholders and the total debt assumed in the transaction;

•	Calculates severance payments in a manner that treats all executives equitably on an after-tax basis;

•

Provides a severance multiple of two times salary and target bonus in connection with terminations not involving a change of control for all executives – under the current agreements, the severance multiple varies by officer and is generally tied to the remaining term of the agreement (up to three times in certain circumstances); and

•

Provides consistent treatment among executive officers in connection with other employment termination scenarios, in that all executives receive severance payment in connection with a termination of employment due to incapacity or for “good reason” not involving a change of control – under the current agreements, only our CEO receives such benefits.

See “Components of Executive Compensation – Post-Employment Compensation and Arrangements” below for more information on this new program.

2012 Corporate Highlights

On February 7, 2012, we acquired Complete Production Services, Inc. (“Complete”) pursuant to a merger that transformed our Company, significantly expanding our U.S. land geographic footprint and service and product offerings. We now offer a wider variety of services and products throughout the economic life of an oil and gas well. In addition, the acquisition should allow us to more rapidly expand our international operations as our enhanced cash flow capacity will provide funding for growth initiatives. This acquisition also greatly expanded the responsibilities of many of our executive officers, resulting in commensurate changes to their compensation during 2012.

Additional 2012 highlights include:

•	Record revenue of $4.6 billion, income from operations of $706.5 million and income from continuing operations before taxes of $608.2 million.

•	Diluted earnings per share increased from $1.76 to $2.42, a 38% improvement from 2011.

•	U.S. land revenue was a record $3.0 billion, up from $856 million in 2011.

•	International revenue increased 52% compared to 2011 to a record $799 million.

•	Gulf of Mexico revenue increased 25% compared to 2011 to $726 million.

•	Achieved investment grade credit rating with Standard & Poor’s and improved rating with Moody’s.

Impact of 2012 Company Financial Performance on Executive Pay

The charts below show how the annual and long-term performance components of our program have paid out, or not paid out, over the last four years, commensurate with our results under these performance components:

As noted above, our annual bonus plan measures performance based on our achievement of pre-established pre-tax income targets. As described further below, we achieved 82% of the pre-tax income target set for 2012, after approved adjustments described below. As this was below the 85% of target required for minimum payout under the program, our executive officers were not entitled to a payout. The Committee determined that annual bonus awards to our executive officers were warranted, however, after noting several factors, including the following: the Company’s pre-tax income growth on a pro-forma basis in 2012 compared to a pro forma basis in 2011 reviewed by the Committee in early 2013 was strong relative to our peers; the failure to achieve the target goal was primarily the result of market conditions in the second half of 2012 and not management’s failure to perform (the Committee noted that after the first half of the year, the executives were on pace to achieve payouts above target); the 2012 results were only 3% below the threshold payment level; and the threshold level itself was aggressive when set by the committee. After factoring in the 5% deduction that would have been applied to any incentive awards under the program as a result of our safety performance for 2012, the Committee determined to base the annual bonus award on 35% of the target payout level under the 2012 annual incentive bonus program.

Target Pay v. Realizable Pay Analysis

In making its compensation decisions, the Committee focuses on target total direct compensation of our executives, and also evaluates target compensation against the compensation that is ultimately realized by our executives. The charts below highlight, for our CEO and our other named executive officers as a group, the differences between the 2012 compensation reported in the Summary Compensation Table, the target total direct compensation opportunity approved by the Committee and the “realizable” pay resulting from our performance.

Target Total Direct Compensation	Realizable Compensation

➢      Includes base salary, target annual incentive bonus for the fiscal year, and the total grant date value of long-term incentives granted for that fiscal year

➢      Not consistent with the compensation reflected in the Summary Compensation Table, which reports actual annual incentive bonus and PSU payouts and the grant date value of stock options and restricted stock granted as part of the compensation program for the subsequent year (due to our prior practice of making equity grants in the December before the year to which they relate)

➢      Approximates the executives’ “take-home pay,” and includes base salary, actual annual incentive bonuses, PSU payouts for the fiscal year, the value received from restricted stock vesting and stock option exercises during the year, and the change in intrinsic value of all outstanding exercisable options

One-Year Absolute Perspective

Based upon a combination of our stock price performance and annual incentive payouts, the realizable compensation of our CEO for 2012 was lower than target direct compensation, but slightly higher than the values reported in the Summary Compensation Table. This decrease from target direct compensation was due to a combination of stock price underperformance in 2012 and the significantly below target annual incentive payout for 2012. Although lower than target compensation, our CEO’s realizable compensation as compared to target (70%) was proportionately higher than the average of our other named executive officers (19%) due primarily to two factors: (i) our CEO’s PSU award that vested in 2012 and paid out at target was part of his sign-on compensation upon joining us in 2010 and was disproportionately larger than the annual PSU award for our CEO at the time and also disproportionately larger than the awards received by our other named executive officers at the time, and (ii) because our CEO is relatively new to the Company, he has fewer accumulated stock options, thus the reduction in the intrinsic value of each executive’s outstanding stock options caused by the 27% drop in our stock price as compared to the end of 2011 had less of an impact on his total realizable compensation than it had on that of our longer-tenured named executive officers, two of whom have significant option holdings as reflected in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table below.

Three-Year Relative Perspective

To demonstrate the alignment of CEO pay relative to our performance, the following graph compares our CEO’s realizable pay as a percent of target total direct compensation for the three-year period from 2010 through 2012 to our total stockholder return performance relative to our Compensation Peer Group (as later defined) over the same period.

Results of 2012 Say-on-Pay Advisory Vote

Since 2011, we have held annual “say-on-pay” advisory votes. At our 2012 annual meeting, our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 97% of voting stockholders casting their vote in favor of the say-on-pay resolution (not including abstentions). While recognizing our stockholders’ strong show of support, the Committee has nevertheless continued to evaluate with its compensation consultant the elements and structure of our program to determine if any changes are necessary or recommended in order to further strengthen the performance-driven focus of our program. We have also continued our efforts to seek input directly from our investors on compensation and other matters, including the new severance and change of control program as discussed below.

COMPENSATION PRINCIPLES AND PROCESSES

The Committee is responsible for designing, implementing, and administering our executive compensation program. The Committee seeks to increase stockholder value by:

➢	rewarding performance with cost-effective compensation; and

➢	ensuring that we can attract and retain executives with the skills, educational background, experience and personal qualities needed to successfully manage and contribute to our expanding business.

In structuring our executive compensation program, the Committee is guided by the following principles:

Principle	Implementation

Compensation should be performance driven and incentive compensation should comprise the largest part of an executive’s compensation package.

➢      The largest portion of our executive compensation (represented by the annual incentive bonuses and PSUs) depends on achieving specific performance targets.

➢      Base salary, the only fixed element of compensation in our executive compensation program, accounts for approximately 12% of our CEO’s compensation and an average of 21% of our other named executive officers’ compensation. All remaining elements of pay are variable, including annual incentive bonuses and long-term incentives in the form of stock options, restricted stock and PSUs, the value of which are all directly linked to our performance.

Compensation levels should be competitive in order to attract and retain talented executives.

➢      The Committee annually seeks input from its compensation consultant regarding the competitiveness of our pay strategy relative to the market. We have established a process for evaluating the competitiveness of all elements of direct compensation.

Incentive compensation should balance short- and long-term performance, including balancing short-term growth with long-term returns.

➢      Our annual incentive bonus program rewards executives for the achievement of annual goals geared to our profitability.

➢      We provide long-term incentive opportunities that have significantly more potential reward value to the executive if goals are met and our share price grows.

➢      In order to encourage our executives to prudently grow our business without sacrificing long-term returns, the performance metrics used for our PSUs are our three-year relative ROIC and our three-year relative TSR as compared to our peers.

➢      The Committee annually evaluates with its consultant whether the program is balanced in terms of base pay and incentives, both short- and long-term.

Compensation programs should provide an element of retention and motivate executives to stay with the Company long-term.

➢      Executives forfeit their opportunity to earn a payout from the PSUs if they voluntarily leave the Company before the three-year performance cycle is complete, except in the case of retirement. Also, the use of time-vested restricted stock and stock options provide a strong incentive for employees to stay with the Company.

➢ The retirement benefits provided under the Supplemental Executive Retirement Plan increase the longer the executive remains with the Company.

Compensation programs should encourage executives to own Company stock, thus aligning their interests with our stockholders.

➢      Our stock ownership guidelines require our executive officers to own shares of Company stock equivalent to a stated multiple of the executive’s base salary. The multiple varies depending on the executive’s job title. See “Executive Compensation Policies – Stock Ownership Guidelines” for more information.

➢      To assist our executives in achieving these ownership requirements, we grant shares of time-vested restricted stock as one of our long-term incentives, and may also elect to payout up to 50% of the value of our PSUs in common stock.

Role of Management in Setting Compensation

Our CEO is involved in recommending the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Committee regarding salary adjustments, percentage bonus targets under the annual incentive program and long-term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of each executive’s performance and contributions, the performance of his business unit (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions, and the Company’s performance. Although the Committee considers the CEO’s recommendations, the committee makes all final determinations regarding executive compensation.

Role of Compensation Consultants

Since May 2007, the Committee has engaged Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant to advise the committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation program. The Committee also discussed this CD&A with PM&P. As required by SEC rules, the Committee has assessed the independence of PM&P and concluded that PM&P’s work did not raise any conflicts of interest. In making this determination, the Committee noted that during fiscal 2012:

•	PM&P only provided advisory services related to executive and director compensation;

•	Fees from our Company represented less than 1% of PM&P’s total revenue;

•	PM&P maintained a conflicts policy to prevent a conflict of interest or any other independence issues;

•	None of the team assigned to the Company had any business or personal relationship with members of the committee outside of the engagement;

•	None of the team assigned to the Company had any business or personal relationship with any Company executive officer outside of the engagement; and

•	None of the team assigned to the Company maintained any individual position in our common stock.

During 2012, management engaged the services of Cogent Compensation Partners, which was subsequently acquired by Frederic W. Cook & Co., Inc. (“Cook”), to assist the Company in designing a new severance and change of control program for our executives as discussed above in the Executive Summary and elsewhere. Cook assisted management in the proposed design of the new program, and in its presentations to the Committee regarding the new program. At all times during the process, Cook reported to management and was viewed by the Committee as management’s adviser. PM&P, as the Committee’s independent consultant, reviewed and made recommendations to the Committee regarding the proposed program. As Cook was engaged by management, the Committee did not view Cook as an independent adviser to the Committee.

Peer Groups, Annual Benchmarking Process and Survey Data

The Committee evaluates the Company’s executive compensation practices and financial performance by reference to two different peer groups as described below. The Committee periodically reviews the companies comprising each peer group, and revises each group as it deems appropriate after consultation with PM&P and to reflect consolidation and changes in the industry. Both groups were revised as part of our annual review of our peer groups and as a result of our acquisition of Complete to better align them with the Company’s size and operations following the acquisition.

Performance Peer Group

Performance g Used to measure our financial performance under our long term incentive program, in particular the PSUs.	• Baker Hughes, Inc. • FMC Technologies, Inc. • Helmerich & Payne, Inc. • National Oilwell Varco, Inc. • Patterson-UTI Energy, Inc • Weatherford International, Ltd.	• Basic Energy Services, Inc. • Halliburton Co. • Key Energy Services, Inc. • Oceaneering International, Inc. • RPC, Inc.	• Cameron International Corp. • Helix Energy Solutions Group, Inc. • Nabors Industries Ltd. • Oil States International, Inc. • Schlumberger Ltd.
Reference group for the PSUs granted for 2012

Compensation Peer Group

Compensation g Used to evaluate and benchmark executive compensation.	• Baker Hughes, Inc.* • FMC Technologies, Inc.* • Key Energy Services, Inc. • Oil States International, Inc.	• Basic Energy Services, Inc. • Halliburton Co.* • National Oilwell Varco, Inc. • RPC, Inc.	• Cameron International Corp • Helix Energy Solutions Group, Inc. • Oceaneering International, Inc. • Weatherford International, Ltd.
*Indicates new to the group

Prior to our acquisition of Complete, the Compensation Peer Group consisted of 14 companies in the oilfield services industry with comparable revenue ranges during 2011, and included companies with whom we compete for executive talent, as well as performance. In connection with our acquisition of Complete and as part of our annual review of our peers, the following companies were removed from this group: Complete Production Services, Inc., Global Industries Ltd., Hercules Offshore, Inc., Seacor Holdings Inc. and Tetra Technologies Inc. The resulting group had median revenue of $5.3 billion, compared to our projected post-acquisition revenue of $4.6 billion.

At the Committee’s request, PM&P conducts an annual executive compensation review to benchmark the Company’s senior executive compensation relative to the Compensation Peer Group with supplemental data from published market surveys. The Committee uses this report to evaluate whether the executive compensation levels, including base salary and actual incentive payouts, are within industry norms and the Company’s stated strategy.

In December 2011, PM&P performed an executive compensation review in anticipation of our acquisition of Complete, to ascertain whether any changes to the compensation of our executives would be recommended in light of the increased size and scope of our post-acquisition Company. In connection with its review of 2012 compensation, PM&P recommended, and the Committee approved, the use of a revised Compensation Peer Group that more closely aligned with the Company’s projected size and revenue range post-acquisition. For 2012 executive compensation, the Committee set base salary amounts, annual incentive plan percentages and long-

term incentive award values in December 2011 with reference to the pre-acquisition Compensation Peer Group, and then approved changes to these values that would only be effective if the acquisition was consummated. The revised base salary amounts, annual incentive program percentages and incremental long-term incentive award values were determined in early 2012 with reference to the post-acquisition Compensation Peer Group.

PM&P supplements data from the Compensation Peer Group with broad-based compensation survey data to develop a comprehensive view of the competitive market data. The Committee believes that this use of survey data is an important element of our compensation evaluation. Compensation survey data includes companies from the broader energy industry that influence the competitive market for executive compensation levels. Further, the survey data also includes data from companies that are comparable to us in terms of size and scale.

The Committee has reviewed and evaluated an executive tally sheet that contained a listing and quantification (as appropriate) of each component of our compensation program during 2012 for all of our executive officers, including special executive benefits and perquisites, as well as accumulated values (e.g., stock option holdings) and other contingent compensation such as severance arrangements. The Committee believes that our balance of annual and long-term compensation elements, our mix of long-term incentive vehicles and our stock ownership guidelines that encourage executive ownership result in a compensation program that aligns our executives’ interests with those of our stockholders and does not encourage our management to take unreasonable risks relating to our business. The various components of our executive compensation program are described in detail below.

COMPONENTS OF EXECUTIVE COMPENSATION

The main components of our executive compensation program are base salary, annual incentive bonus and long-term incentives. Our executives also participate in a supplemental executive retirement plan. Overall, the Company positions the majority of the executive compensation program to be at-risk with much of the compensation based on measurable performance, with a specific emphasis on the long- term performance of the Company. As an executive’s level of responsibility increases, a greater portion of total compensation is at risk, creating the potential for greater variability in the individual’s compensation from year to year.

As reflected in the charts set forth above in the Executive Summary, the CEO’s component mix is more heavily weighted towards long-term performance and reflects the Committee’s view that his role in setting the strategic direction of the Company gives him greater influence on the ultimate performance level achieved. The Committee believes that its current combination of compensation elements provides an appropriate mix of fixed and variable pay, balancing short-term and long-term performance, and encouraging executive retention.

A description of each element of the Company’s compensation program follows.

Base Salary

The primary role of the Company’s base salary element is to compensate executives for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing the base salaries for our executives, we have historically targeted the market median and strive to set base salaries at consistent levels for positions with similar responsibilities.

In December 2011, the Committee approved modest base salary increases for our named executive officers (approximately 5% for each executive) effective January 1, 2012, and that the resulting salaries remained generally within 10% of the market median. In early 2012, the Committee approved further base salary increases for certain of our named executive officers that were contingent on our closing the acquisition of Complete and would be effective retroactively to January 1, 2012. These increases were not related to the executives’ performance, but were intended to recognize the increased duties and responsibilities that these executives would incur due to the increased scope and size of our business, and were as follows: Mr. Dunlap – 2.7%, Mr. Taylor – 1.4%, Mr. Moore – 5.0% and Mr. Masters – 11.0%.

Annual Incentive Bonus

The purpose of the Company’s annual incentive bonus program is to reward executives for achievement of annual operational, financial and safety goals. Although the Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executives the opportunity to earn significantly higher payments depending on the extent to which these performance objectives are exceeded.

Establishment of Program Parameters for 2012

In administering the annual incentive bonus program, our Committee annually approves the minimum, target and maximum award opportunities for all of the executives and the annual incentive plan goals at the beginning of the performance cycle. In March 2012, the Committee approved pre-tax income as the performance measure for the program for 2012. The Committee set the pre-tax income target for 2012 at $770 million. This target represented 95% of 2012 budgeted pre-tax income and a 41% increase over our pro-forma 2011 results (calculated as if we had combined with Complete for all of fiscal 2011), which the Committee recognized was aggressive but believed was reasonable assuming the robust market conditions continued through the year. The financial goal associated with minimum payout was equivalent to 85% of the target goal, and the goal for maximum payout was equivalent to 115% of the target goal. Under the terms of the program, the Committee may adjust our actual operating results for the year for non-operational gains and losses. In addition, the Committee may reduce the ultimate payout to each executive by up to 15% based on the Company’s performance relative to various safety metrics and a grading system that make up the executive team safety scorecard. In March 2012, the Committee approved the 2012 scorecard, which contained three results-oriented metrics that measure the number of safety incidents and nine leading indicators that are designed to encourage behaviors by the Company’s employees that will decrease the number of safety incidents.

Under the program, our named executive officers were eligible to receive an annual incentive bonus based on a target percentage of their base salary. They could earn more, or less, than the target amount based on the level of achievement as measured against the pre-tax income goals. The Committee increased each officer’s percentages from the prior year’s program in light of the increased size and scope of the Company’s operations and commensurate with the median levels of the revised Compensation Peer Group. The possible bonus payout levels for 2012 for each named executive officer, stated as a percentage of the officer’s base salary, are set forth in the table below.

Named Executive Officer	Minimum	Target	Maximum
Mr. Dunlap	60%	120%	240%
Mr. Taylor	40%	80%	160%
Mr. Moore	37.5%	75%	150%
Mr. Bernard	35%	70%	140%
Mr. Masters	32.5%	65%	130%

Determination of 2012 Results

In March 2013, the Committee reviewed the Company’s financial results for 2012 and confirmed that the Company had reached 82% of the pre-tax income target, as adjusted, established for 2012, resulting in no payout under the program. Our reported income before income taxes for 2012 was $608.162 million, resulting in 2012 adjusted pre-tax income of $632.418 million after adjustments for the following: a deduction for gain on sale of business, and the addition of due diligence and acquisition costs (primarily related to the Complete acquisition), management transition costs, non-cash hedging losses, loss on extinguishment of debt and an acquisition earnout adjustment.

Notwithstanding the results of the annual incentive program, the Committee determined that annual bonus awards to our executive officers were warranted, after noting several factors, including the following: the Company’s pre-tax income growth on a pro-forma basis in 2012 compared to a pro forma basis in 2011 reviewed by the Committee in early 2013 was strong relative to our peers; the failure to achieve the target goal was primarily the result of market conditions in the second half of 2012 and not management’s failure to perform (the committee noted that after the first half of the year, the executives were on pace to achieve payouts above target); the 2012 results were only 3% below the threshold payment level; and the threshold level itself was aggressive when set by the committee. Further, the Committee determined that a 5% deduction to the annual incentive bonus payouts would have been applied if the pre-established program had resulted in payouts, based on our results for the three safety metrics that measure the number of safety incidents. After factoring in this 5% deduction, the Committee determined to base the annual bonus award on 35% of the target payout level under the 2012 annual incentive bonus program.

Establishment of Program Parameters for 2013 Annual Incentive Program

In March 2013, the Committee approved the parameters of the annual incentive program for 2013, providing for minimum, target and maximum annual incentive award levels, as a percentage of salary, based upon the achievement of 80%, 100% and 120% of pretax income goals established during the first quarter of the year.

Long-Term Incentives

The purpose of our long-term incentive program (the “LTI program”) is to focus executives on long-term Company goals, growth and creation of stockholder value. Under the LTI program, we grant a mix of long-term incentive awards, which currently consists of 25% stock options, 25% restricted stock and 50% PSUs. Consistent with the Company’s compensation philosophy, the Committee believes stock-based incentive awards are one of the best ways to align the interests of our executives with those of our stockholders. In addition, the terms of the PSUs reflect the Committee’s belief that executive compensation should be tied to Company performance. The PSUs provide our executives the opportunity to earn additional compensation based on the Company’s performance. The executives’ overall compensation could be significantly below median for below threshold performance and at or above the 75th percentile of the market if the Company achieves the maximum level of performance relative to its peers as described below.

Description of the LTI Program

As mentioned above, the Company’s LTI program provides for annual grants of stock options, restricted stock and PSUs. These awards vest over a three-year period, with the stock options and restricted stock vesting in equal annual increments during the three-year period. The ultimate value recognized by our executives for each of these awards depends upon Company performance. We believe these awards further our compensation philosophies for the following reasons:

•

Stock Options.  The value of a stock option depends entirely on the long-term appreciation of the Company’s stock price. Since the value of a stock option is determined by the Company’s stock price and our options have ten-year terms, we believe that this compensation vehicle serves to motivate executives to continue to grow the value of the Company’s stock over the long term.

•

Restricted Stock.  Restricted stock awards are widely used in the energy industry to strengthen the link between stockholder and employee interests, while motivating employees to remain with the Company. This is especially true in a cyclical industry like ours in which the value of the Company’s stock may fluctuate significantly between the industry cycles. Our use of restricted stock is intended to provide just such a bridge between the short- and long-term interests of stockholders, and smooth out the volatility of the industry cycles, as has occurred in recent years. By this mechanism, employees are more likely to remain with the Company, even during periods of stock price volatility. Further, we believe the use of restricted stock as a long-term incentive award helps motivate executives to take measured risks. This is accomplished because the incentive value to the executive is not entirely dependent on significant price appreciation.

•

Performance Share Units.  PSU’s are awards of units assigned an initial target value of $100, which can be earned by participants based on the Company’s performance relative to the Performance Peer Group, as described herein. Consistent with past years, for the 2012 grants the Committee used two performance criteria for the PSUs: ROIC and TSR. The performance criteria link the Company’s long-term performance directly to compensation received by executive officers and other key employees and encourage them to make significant contributions towards increasing ROIC and, ultimately, stockholder returns. These awards provide the executives the opportunity to earn a value per unit between $0 to $200 based on the Company’s performance over a three-year period relative to its peers. Grants of PSUs provide for the payout of up to 50% in shares of common stock at the Committee’s discretion and the remainder in cash following the end of the three-year performance period, if the recipient has met continued service requirements.

For the PSUs granted for the cycle 2012-2014, under both performance criteria, the maximum, target and minimum levels are met when our ROIC and TSR are in the 75th percentile, 50th percentile and 25th percentile, respectively, as compared to the ROIC and TSR of the Performance Peer Group, as described in the table below:

Performance Level Relative to Performance Peer Group	Percent of Date-of-Grant Value of PSU Received for Relative ROIC Level	Percent of Date-of-Grant Value of PSU Received for Relative TSR Level	Total Percent of Date-of-Grant Value of PSU Received
(Below 25th Percentile)	0%	0%	0%
Minimum (25th Percentile)	25%	25%	50%
Target (50th Percentile)	50%	50%	100%
Maximum (75th Percentile or above)	100%	100%	200%

For the 2012-2014 grants, the Committee revised the PSU terms to provide that under both performance criteria, the maximum, target and minimum levels are met when our ROIC and TSR are at the above levels noted above, while grants for prior performance cycles require achievement of the 80th percentile, 60th percentile and 40th percentile, respectively, as compared to the ROIC and TSR of the Performance Peer Group. The Committee recognized that when we established the PSU program in 2005, we were one of the first companies in our industry to implement this type of long-term, performance-based award and there was limited comparative data for guidance in structuring the terms of the award. As more companies have now implemented this type of award, we re-evaluated the structure of the PSUs during 2011 and revised the relative performance levels to make the award more competitive, while retaining its focus on performance. Additionally, before making this change, we reviewed the likely difficulty of achievement of the payout levels, and concluded that the program remains sufficiently challenging in light of our revised Performance Peer Group. For all PSUs granted, results that fall in-between the “maximum,” “target” and “minimum” levels of both performance criteria will be calculated based on a sliding scale.

2012 LTI Program Awards

After considering PM&P’s market study and in order to remain competitive with the market median and the competitive market for executive talent in the Company’s business areas, and Mr. Dunlap’s recommendations for the executives other than himself, the Committee set the target percentages of the named executive officers’ 2012 awards based on each officer’s position with the Company, which percentages were consistent with the prior year’s award levels. The Committee made the initial grants under the 2012 LTI program in December 2011. In February 2012, after considering the increased size and scope of the Company and the data from the revised Compensation Peer Group, the Committee approved increases in the target percentages under the 2012 LTI program for the named executive officers, and granted additional awards under the 2012 LTI program applying the new percentages to the increased salary levels, if applicable. The grant date value of the stock options and restricted stock granted in December 2011 are reflected in the “Summary Compensation Table” below for 2011, and the grant date value of the stock options and restricted stock granted in February 2012 are reflected in the “Summary Compensation Table” below for 2012.

The award mix for executive officers has been consistent since the awards granted for fiscal year 2007, being 50% in PSUs, 25% in stock options and 25% in restricted stock. The table below shows the 2012 target LTI percentages, both before and after the Complete acquisition, and the total value of the 2012 LTI grants, including the awards made in December 2011 and the additional incremental awards granted in February 2012.

Named Executive Officer	2012 LTI % of Salary (Pre-Merger)	2012 LTI % of Salary (Post-Merger)	Total Value granted as PSUs	Total Value Granted as Options	Total Value Granted as Restricted Stock	Total Value of 2012 LTI Awards
Mr. Dunlap	400%	600%	$2,775,000	$1,387,501	$1,387,503	$5,550,004
Mr. Taylor	250%	360%	900,000	449,994	449,997	1,799,991
Mr. Moore	n/a	n/a	n/a	n/a	n/a	n/a
Mr. Bernard	225%	300%	597,900	298,952	298,942	1,195,794
Mr. Masters	175%	250%	531,200	265,619	265,647	1,062,466

Mr. Moore, as a former executive of Complete, did not receive awards under our 2012 LTI program, having received long-term incentives from Complete in January 2012 under Complete’s program. These awards converted to Superior awards upon the closing, but did not accelerate or vest in connection with our acquisition of Complete.

Payout of 2010-2012 PSUs

The PSUs granted for the performance period beginning in January 2010 vested at the end of 2012, and were paid out to the PSU recipients in March 2013 under the terms of the award. Superior ranked in the 92nd percentile of relative ROIC and in the 21st percentile of relative TSR, both as compared to its peers, resulting in a payout to the named executive officers of $100.00 out of a maximum $200.00 per PSU. The Committee elected to pay the PSU award solely in cash. Although the terms of the award permit up to 50% of the cash value to be paid in our common stock, due in part to the reduced annual cash incentive payouts for 2012 the Committee elected to pay the PSUs solely in cash. The total value of the payout received by each named executive officer is reflected in the “Summary Compensation Table” herein under the column “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Number of Units	Value of PSU Payout
Mr. Dunlap	30,000	$3,000,000
Mr. Taylor	5,000	500,000
Mr. Moore	n/a	n/a
Mr. Bernard	4,106	410,600
Mr. Masters	3,062	306,200

Perquisites

We seek to maintain a cost conscious culture in connection with the benefits provided to executives. Further, our modest approach to providing perquisites supports our philosophy of tying the vast majority of our executives’ compensation to performance. The Company does provide each of our executive officers an automobile allowance, including fuel and maintenance costs, and also reimburses them for all deductibles, co-pays and other out of pocket expenses associated with our health insurance programs through a program called Exec-U-Care. The attributed costs of the personal benefits described above for the named executive officers for 2012, are included in the “Summary Compensation Table” herein.

Post-Employment Compensation and Arrangements

In addition to the annual compensation received by executive officers during 2012 and benefits under the Company’s 401(k) plan, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a supplemental executive retirement plan, a non-qualified deferred compensation plan, and certain severance and change of control benefits pursuant to employment agreements that we have entered into with our executive officers.

Supplemental Executive Retirement Plan  (the “SERP”). We maintain a supplemental retirement benefit for our executive officers. Prior to adoption of the SERP in 2008, the Committee determined that the Company’s lack of supplemental retirement benefits limited our ability to attract top executives and encourage long-term retention. The Committee worked with an independent consultant specializing in supplemental retirement programs when designing the SERP, which provides retirement benefits to the Company’s executive officers and certain other designated key employees. The value of aggregate projected retirement benefits upon retirement at age 65 was targeted to be near the median for the Company’s peers that have a nonqualified employer-paid retirement plan, creating an important retention tool for the Company. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP are in the form of credits to a notional account maintained for each participant.

Under the SERP, the Company makes annual contributions to a retirement account of a percentage of the participant’s base salary and bonus actually received in the prior year, based on the participant’s age and years of service. In an effort to address the deficiency in the retirement income of certain long-tenured executives as compared to newly hired and younger executives, the SERP provides that executives who had combined age and years of service of at least 55 as of December 31, 2008, will receive higher annual contributions under the SERP. For 2012, the participants in the plan received contributions ranging from 2.5% to 35% of salary and bonuses paid during 2012. For a complete description of the 2012 contributions for each named executive officer, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2012” below.

Nonqualified Deferred Compensation Plan.   In 2004 the Committee approved a nonqualified deferred compensation program. The purpose of the program is to provide an income deferral opportunity for executive officers and certain senior managers of the Company in order to help attract and retain these key employees. Participants in the program may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 100% of the cash payment received upon payout of the PSUs. Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. The plan provides that, upon approval by the Board, the Company could match up to 100% of their deferrals; however, the Company has never elected to grant a match. For a complete description of each named executive officer’s contributions, earnings and aggregate account balance, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2012” below.

Severance and Change of Control Benefits.  We believe that severance protections, particularly in the context of a change of control transaction, play a valuable role in attracting and retaining key executive officers. In addition, we believe these benefits also serve the Company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. Although we consider these protections an important part of an executive’s compensation and consistent with competitive practices, the existence of these arrangements does not impact our decisions regarding other components of our executive compensation program.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, as of December 31, 2012, we had entered into employment agreements with each of our named executive officers, pursuant to which they are each entitled to severance benefits in the event of a termination of employment by the Company under certain conditions. We also assumed the employment agreement between Mr. Moore and Complete in connection with our acquisition of Complete. As we were unable to find a mutually agreeable method of terminating this former Complete agreement early, primarily due to constraints under Section 409A of the Code, we chose to allow this agreement to continue through its current term. We have given Mr. Moore notice that this former agreement with Complete will not be renewed, and it will expire by its terms on December 31, 2014. Like our other executive officers, Mr. Moore has executed a new form of employment agreement that will become effective January 1, 2015, as described below. The Company has determined that it is appropriate to provide our executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for our executives are generally designed to approximate the benefits each would have received had he remained employed by the Company through the remainder of the term covered by his employment agreement.

We recognize that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers and distract them from effectively performing their duties for the Company. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change of control (a “double-trigger” benefit). Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. Under the respective award agreements, the stock options, restricted stock and PSUs will automatically vest upon a change of control of the Company.

The terms of the employment agreements and the benefits provided thereby are discussed more fully in the section entitled “Potential Payments Upon Termination or Change in Control” below.

New Executive Employment Agreements and Severance Program

The Committee has recognized that there is dissatisfaction among public company stockholders and their advisers regarding the traditional manner in which executive change of control severance benefits are structured. In particular, the provision of excise tax gross up payments has received criticism as a potentially excessive benefit, where the Company’s cost to provide the benefit can be disproportionate to the financial benefit realized by the executive. The Committee understands, however, that excise tax gross-up payments can (i) equalize the benefits realized by similarly situated executives, which in turn benefits stockholders by promoting uniform interest in pursuing strategic opportunities for the Company by the entire executive team, and (ii) ensure that key executives are not disadvantaged in their ability to realize a promised benefit by their past compensation history or tenure with the Company. As such, we endeavored to structure a program that eliminated the excise tax gross up provisions currently provided to most of our executives, while at the same time addressing our desire to ensure that our executives are treated uniformly in the event of a termination following a change of control. In addition, we sought to incorporate a performance element into the program, under which the aggregate pool available to fund cash severance payments to our executives following termination would increase or decrease based upon the change of control transaction value. This would further align the program with stockholder interests.

After considerable review and discussion, negotiations with the executive team, and efforts to seek input from our 25 largest stockholders (owning in the aggregate 60% of our outstanding shares) and certain advisory groups, the Committee and the Board approved the new program, which includes new employment agreements with our executive officers and a new Change of Control Severance Plan, and which the Company believes effectively incorporates all of the objectives outlined above. We believe this program is unique and provides an innovative approach to structuring change of control severance arrangements that is stockholder friendly and competitive with the market because the severance amounts are limited to a reasonable level while still being sufficient to retain management through a potential change of control transaction. As this program is vastly different from traditional arrangements, the Committee believes it is important to consider the views of our stockholders as to its structure. Accordingly, although the Change of Control Severance Plan and the new employment agreements have been adopted and executed, they will not become effective until June 15, 2013 so that the Company may assess stockholder reaction to the new program. Prior to the effective date, the Company has the unilateral right to cancel all of the new employment agreements and the Change of Control Severance Plan. Upon becoming effective, the new employment agreements will supersede the existing employment agreements for all of our named executive officers except Mr. Moore, who will remain subject to the employment agreement he entered into with Complete. As noted above, we have given notice of non-renewal of Mr. Moore’s current employment agreement, which will expire on December 31, 2014. Mr. Moore and the Company have executed a new agreement consistent in form with the other named executive officers that will be effective January 1, 2015, unless the Company exercises its right to cancel the arrangements prior to June 15, 2013. In the event the Company chooses not to implement the new program, all existing executive employment agreements, and change of control severance benefits provided in those agreements, will remain in effect subject to their respective terms.

Under the new program, each executive executing a new employment agreement becomes a participant in the Change of Control Severance Plan and will be entitled to a cash severance payment if his employment is terminated without cause or he terminates employment with good reason in connection with a change of control (as those terms are defined in the plan) during the period beginning six months prior to the change of control and ending two years after the change of control. The severance payments are made from a transaction sharing pool that is calculated as of the date of the change of control and based on the transaction value of the Company at the time of the change of control (with the transaction pool increasing or decreasing as the transaction value increases or decreases, respectively). Each participant’s portion of the transaction sharing pool is set as of the date of the change of control, and is determined by reference to the participant’s annual base salary, target bonus and unvested long-term incentive awards as compared to other participants, subject to a limit on the differential that can exist between the two executives with the highest percentage interests in the pool (effectively capping the highest paid executive’s benefit). The severance payment is calculated for each participant in a way that takes into account taxes on the participant so that participants are treated equitably on an after-tax basis. Each participant, however, is liable for any taxes, including any excise taxes, due as a result of the severance payments. If a participant is not terminated during the protected period, his interest in the pool is not paid and is not allocated to other participants.

The terms of the new employment agreements and the Change of Control Severance Plan and the benefits provided thereby are discussed more fully in the section entitled “Potential Payments Upon Termination or Change in Control” below, which includes an example of how these benefits would have been calculated assuming the new program was in effect as of December 31, 2012 and a change of control had occurred on that date.

Frequently Asked Questions.  The following are some of the more common questions asked by investors during our discussions of the new severance program:

Q:	What were the key objectives when creating the new change of control severance agreements?

•	Eliminate excise tax gross ups;

•	Achieve equitable treatment for all executives and create alignment among the executive team;

•

Align the interests of the executive team and stockholders by introducing a “pay-for-performance” component to severance agreements in which an executive’s benefits would increase or decrease based on the transaction value; and

•	Provide a competitive benefit to attract and retain the top talent in our industry.

Q:	Does the new Change of Control Severance Plan provide a double trigger?

Yes, in order for an executive to receive the cash severance, he must experience a qualifying termination (either without “cause” or for “good reason”) within the change of control protection period. If an executive does not terminate employment, he does not receive a cash severance payment.

Q:	Are the Company’s existing agreements uniform?

One of our primary objectives in structuring this new program was to create alignment among executives. While our longer-tenured executives have agreements that provide for excise tax gross ups, we have discontinued offering that benefit and thus agreements between the Company and more recently recruited executives do not contain this benefit . Our goal is to have executive employment agreements that encourage teamwork by having one form of agreement that treats each executive equitably. All of the new agreements, regardless of the executive’s position, have the same terms and conditions.

Q:	If the Company is concerned about the uneven treatment of executives in the event of a change of control, why not simply eliminate excise tax gross ups in the existing agreements?

Simply eliminating the excise tax gross ups would not result in “even” treatment of our executives, and would in fact result in greater uneven treatment due to the punitive effect of the excise tax on certain executives. Uneven tax treatment creates misalignment of executives depending on whether they trigger the excise tax. Thus, eliminating excise tax gross ups can create further inequities among executives in terms of their after-tax benefit as a result of the tax rules pertaining to “golden parachute” payments. These inequities can be as much as 50% (or greater) of the net severance benefit for similarly situated executives. For instance, if two executives are due the same change of control cash payment upon termination, but only one executive triggers the excise tax under tax rules due to the fact that his previous five-year average pay was lower than the other executive, his ultimate payout could be significantly below the other executive’s, even though in the Company’s view the two executives are due equivalent treatment. This misalignment could potentially motivate one group of executives to view a change of control more favorably than another group of executives.

Q:	Explain how the Company introduces the concept of pay-for performance in the new severance plan.

Executives share in a transaction sharing pool that is capped and linked to the transaction value of the Company in the event of a change of control. If executives are successful in increasing the Company’s value, the available pool is greater. Conversely, if the transaction value of the Company decreases, the available pool is reduced and executives realize a lower benefit if they are terminated as a result of the change of control.

Q:	How was the transaction sharing pool calibrated?

We reviewed the competitive market for change of control severance benefit costs at a group of oilfield services companies with market capitalization in the range of $800 million to $10 billion and calibrated the sharing ratio so that the overall pool was competitive to the market.

Q:	When are the severance benefits calculated?

Severance amounts for the executive team are calculated and finalized at the time of the change of control. An executive will only receive the change of control severance amount if he experiences a qualifying termination within the protection period of the change of control. Regardless of which executives are terminated, if any, the pool is never re-allocated and all unused funds remain with the Company.

EXECUTIVE COMPENSATION POLICIES

Timing of Long-Term Incentive Awards

Since 2006, the Committee made all LTI program awards for a given year at its meeting held in December of the prior year. During 2012, the Committee re-evaluated this practice, in part due to the disconnect this timing causes in our proxy disclosures. Specifically, under the SEC’s rules, the grant date value of equity awards is required to be included in the Summary Compensation Table in the year in which the award is made, and not in the year for which the awards is made. Beginning in 2013, the Committee elected to revise this practice and going forward will make LTI awards effective in January of each year, which corresponds to our Committee’s view of the year to which the awards relate.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our CEO and certain other named executive officers in excess of $1 million, except for qualified performance-based compensation. The stock options and PSUs we grant under the LTI program are generally designed to qualify as performance-based compensation under Section 162(m), so they are not subject to this deduction limitation. We do not believe the PSU award to our CEO that vested during 2012 will qualify for this exclusion, as it was part of his sign-on package with the Company and was granted upon his joining us in April 2010, four months after the beginning of the applicable performance period and outside of the approval period set forth under Section 162(m). While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Stock Ownership Guidelines

With the creation of the current LTI program, the Company has encouraged stock ownership through equity awards to our executives. We believe it is important that the interests of our executives and directors be aligned with the long-term interests of our stockholders. We have adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each executive officer is required to own shares of stock equal in value to a designated multiple of his base salary based on the executive’s position:

Position	Stock Value as a Multiple of Base Salary
Chief Executive Officer	4x
Chief Financial Officer	3x
Executive Vice Presidents	2x

The required share amount is determined as of the date the officer becomes subject to the guidelines, and is calculated by dividing such officer’s applicable base salary multiple by the 365-day average closing price of our common stock as reported on the New York Stock Exchange, and then rounding to the nearest 100 shares. The target ownership level does not change with changes in base salary or common stock price, but will change in the event the officer’s position level changes. Our executive officers are required to achieve their required ownership levels within five years from the date they become subject to the guidelines. The Committee will administer the guidelines and will periodically review each participant’s compliance (or progress towards compliance) and may impose additional requirements the Committee determines are necessary or appropriate to achieve the purposes of this program. As of the date of this proxy statement, all of our named executive officers had exceeded their required ownership levels, some significantly so. See “Stock Ownership of Management” for the number of shares of our common stock beneficially owned by our named executive officers as of the date of this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 15, 2013:

Harold J. Bouillion

James M. Funk

Michael M. McShane

W. Matt Ralls

2012 EXECUTIVE COMPENSATION

The following table summarizes the compensation of our “named executive officers” for the three years ended December 31, 2010, 2011 and 2012.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

David D. Dunlap	2012	$925,000	$388,500	$487,490	$487,502	$3,000,000	$161,861	$5,450,353
President & Chief	2011	858,000	0	900,013	899,999	1,716,000	136,055	4,510,067
Executive Officer	2010	560,548	0	2,358,021	2,358,011	1,121,096	44,714	6,442,390

Robert S. Taylor	2012	$500,000	$140,000	$176,991	$176,997	$500,000	$241,049	$1,735,037
Executive Vice	2011	416,000	0	273,006	272,997	800,800	218,812	1,981,615
President, Chief Financial Officer, and Treasurer	2010	400,000	0	259,984	650,151	872,453	85,749	2,268,337

Brian K. Moore(5)	2012	$490,652	$143,325	$2,400,005	$ 0	$ 0	$20,340	$3,054,322
Senior Executive
Vice President

A. Patrick Bernard	2012	$398,600	$97,657	$74,739	$74,735	$410,600	$165,115	$1,221,446
Senior Executive	2011	379,600	0	224,203	224,217	669,045	160,205	1,657,270
Vice President	2010	365,000	0	213,517	603,668	742,172	83,456	2,007,813

William B. Masters	2012	$425,000	$96,688	$98,424	$98,411	$306,200	$94,815	$1,119,538
Executive Vice	2011	364,000	0	167,223	167,209	559,650	82,317	1,340,399
President and General Counsel	2010	350,000	0	159,264	465,804	587,781	37,479	1,600,328

(1)	Amounts reflect the aggregate grant date fair value of the restricted stock awards. Restricted stock awards are valued on the date of grant at the closing sale price per share of our common stock. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2012.

(2)	The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the named executive officers during 2012. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. See the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2012.

(3)	The amounts reflect the annual cash incentive awards received by our named executive officers and the payout of performance share units (PSUs) that vested on the last day of the applicable fiscal year. Please see the “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information regarding the PSUs. For 2012, no payout was earned under our annual incentive bonus program, although the Compensation Committee did elect to pay certain bonus amounts based on the Company’s performance, which amounts are reflected in the “Bonus” column. Thus, the amount reported for 2012 represents the PSU payout.

(4)	For 2012, includes (i) annual contributions to the executive’s retirement account under the supplemental executive retirement plan and matching contributions to the Company’s 401(k) plan, (ii) life insurance premiums paid by the Company for the benefit of the executives, and (iii) the value of perquisites, consisting of payments made under the Exec-U-Care program during 2012 and the provision of an automobile allowance, including fuel and maintenance costs, to our executives, as set forth below:

Name	Retirement Plan Contributions	Life Insurance Premiums	Exec-U- Care	Automobile
Mr. Dunlap	$141,050	$1,680	$1,131	$18,000
Mr. Taylor	$218,160	$1,680	$6,518	$14,691
Mr. Moore	$10,000	$1,540	$0	$8,800
Mr. Bernard	$138,118	$1,680	$5,744	$19,573
Mr. Masters	$71,905	$1,680	$11,065	$10,165

(5)	Mr. Moore became an executive officer upon our acquisition of Complete on February 7, 2012.

The following table presents additional information regarding stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2012.

Grants of Plan-Based Awards

During 2012

Name	Grant Date		No. of Units Granted Under Non-Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

				Threshold	Target	Maximum
David D. Dunlap
Annual Bonus(1)				$555,000	$1,110,000	$2,220,000
PSUs	2/10/12		9,750	487,500	975,000	1,950,000
Restricted Stock	2/10/12						17,063			$487,490
Stock Options	2/10/12							36,960	$28.57	487,502

Robert S. Taylor
Annual Bonus(1)				200,000	400,000	800,000
PSUs	2/10/12		3,540	177,000	354,000	708,000
Restricted Stock	2/10/12						6,195			176,991
Stock Options	2/10/12							13,419	28.57	176,997

Brian K. Moore
Annual Bonus(1)				204,750	409,500	819,000
Restricted Stock	12/12/12	(4)					116,675			2,400,005

A. Patrick Bernard
Annual Bonus(1)				139,510	279,020	558,040
PSUs	2/10/12		1,495	74,750	149,500	299,000
Restricted Stock	2/10/12						2,616			74,739
Stock Options	2/10/12							5,666	28.57	74,735

William B. Masters
Annual Bonus(1)				138,125	276,250	552,500
PSUs	2/10/12		1,968	98,400	196,800	393,600
Restricted Stock	2/10/12						3,445			98,424
Stock Options	2/10/12							7,461	28.57	98,411

(1)	The amounts shown reflect possible payments under our annual incentive bonus program for fiscal year 2012, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary upon the Company’s achievement of certain pre-established performance measures. The named executive officers did not receive any payout pursuant to this program for 2012. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding our annual incentive program.

(2)	The amounts shown reflect grants of PSUs under our stock incentive plans. The PSUs have a three-year performance period. The PSUs granted on February 10, 2012 represent an incremental award under our 2012 LTI program as a result of the Compensation Committee’s increase in base salaries and LTI percentages following our acquisition of Complete. The original grants under our 2012 LTI program were made in December 2011. The performance period for the PSUs granted on February 10, 2012 is January 1, 2012 through December 31, 2014. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the PSUs and the incremental LTI awards made by the Compensation Committee following our acquisition of Complete.

(3)	As discussed above, the stock options and restricted stock grants in February 2012 represent incremental grants under our 2012 LTI program. The stock options and shares of restricted stock were granted under our stock incentive plans, and vest ratably over a three-year period. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the incremental LTI awards made by the Compensation Committee following our acquisition of Complete.

(4)	The Compensation Committee approved a special grant of restricted stock to Mr. Moore on December 12, 2012 as a retention award, which became effective upon Mr. Moore’s acceptance of his compensation package on December 20, 2012. The shares of restricted stock vest in equal installments on June 15, 2014 and December 12, 2015, provided Mr. Moore remains employed with the Company.

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2012.

Outstanding Equity Awards at 2012 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David D. Dunlap	96,246	48,124	(3)	$25.49	04/28/2020	65,931	$1,366,090
	40,141	20,070	(5)	$34.60	12/10/2020
	22,239	44,477	(6)	$28.59	12/08/2021
	12,320	24,640	(6)	$28.57	02/10/2022
Robert S. Taylor	136,200	—		$10.66	08/10/2014	15,065	$312,147
	60,000	—		$17.46	06/24/2015
	24,000	—		$24.99	02/23/2016
	14,591	—		$35.69	12/14/2016
	15,908	—		$35.84	12/06/2017
	41,186	—		$12.86	12/04/2018
	27,655	—		$20.30	12/10/2019
	27,150	13,575	(4)	$21.93	04/01/2020
	12,164	6,082	(5)	$34.60	12/10/2020
	6,746	13,491	(6)	$28.59	12/08/2021
	4,473	8,946	(6)	$28.57	02/10/2022
Brian K. Moore	19,918	—		$20.01	04/20/2016	139,873	$2,898,169
	20,998	—		$16.56	01/31/2017
	31,437	—		$16.29	03/20/2017
	44,276	—		$23.29	01/31/2021
	—	40,077	(7)	$28.09	01/31/2022
A. Patrick Bernard	50,483	—		$10.66	08/10/2014	9,901	$205,149
	37,500	—		$17.46	06/24/2015
	15,000	—		$24.99	02/23/2016
	9,120	—		$35.69	12/14/2016
	13,729	—		$35.84	12/06/2017
	33,824	—		$12.86	12/04/2018
	22,712	—		$20.30	12/10/2019
	27,150	13,575	(4)	$21.93	04/01/2020
	9,990	4,994	(5)	$34.60	12/10/2020
	5,540	11,081	(6)	$28.59	12/08/2021
	1,889	3,777	(6)	$28.57	02/10/2022
William B. Masters	8,413	—		$40.69	02/28/2018	8,879	$183,973
	25,227	—		$12.86	12/04/2018
	16,939	—		$20.30	12/10/2019
	21,333	10,667	(4)	$21.93	04/01/2020
	7,450	3,725	(5)	$34.60	12/10/2020
	4,132	8,263	(6)	$28.59	12/08/2021
	2,487	4,974	(6)	$28.57	02/10/2022

(1)	The shares of restricted stock held by our named executive officers as of December 31, 2012 vest as follows:

Name	Total Unvested Restricted Stock	Vesting Schedule
Mr. Dunlap	65,931	5,688 shares vesting on 2/10/13
		19,615 shares vesting on 4/28/13
		18,759 shares vesting on 1/1/14
		5,687 shares vesting on 2/10/14
		10,494 shares vesting on 1/1/15
		5,688 shares vesting on 2/10/15

Mr. Taylor	15,065	2,065 shares vesting on 2/10/13
		5,687 shares vesting on 1/1/14
		2,065 shares vesting on 2/10/14
		3,183 shares vesting on 1/1/15
		2,065 shares vesting on 2/10/15

Mr. Moore	139,873	11,599 shares vesting on 1/31/2014
		58,338 shares vesting on 6/15/2014
		11,599 shares vesting on 1/31/2015
		58,337 shares vesting on 12/12/2015

Mr. Bernard	9,901	872 shares vesting on 2/10/13
		4,671 shares vesting on 1/1/14
		872 shares vesting on 2/10/14
		2,614 shares vesting on 1/1/15
		872 shares vesting on 2/10/15

Mr. Masters	8,879	1,149 shares vesting on 2/10/13
		3,485 shares vesting on 1/1/14
		1,148 shares vesting on 2/10/14
		1,949 shares vesting on 1/1/15
		1,148 shares vesting on 2/10/15

(2)	Based on the closing price of our common stock on December 31, 2012 of $20.72, as reported on the NYSE.

(3)	The unvested options will vest on April 28, 2013.

(4)	The unvested options will vest on April 1, 2013.

(5)	The unvested options will vest on December 31, 2013.

(6)	The unvested options will vest in equal increments on December 31, 2013 and 2014.

(7)	The unvested options will vest in three equal increments on January 31, 2013, 2014 and 2015.

The following table sets forth certain information regarding the exercise of stock options and the vesting of restricted stock during 2012 for each of the named executive officers.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David D. Dunlap	0	$0	46,641	$1,128,229
Robert S. Taylor	0	$0	22,883	$569,217
Brian K. Moore(3)	310,777	$6,579,919	11,600	$233,276
A. Patrick Bernard	0	$0	18,792	$467,446
William B. Masters	0	$0	14,016	$348,643

(1)	The amount realized on exercise is based on the difference between the closing sale price on the applicable date of exercise and the exercise price of each option exercised.

(2)	The amount realized is based on the closing sale price on the applicable date of vesting of the restricted stock award, or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3)	This table does not reflect stock options or restricted stock awards granted by Complete that were exercised or vested, respectively, prior to or on February 7, 2012, the date of our acquisition of Complete.

Retirement Benefit Programs

Supplemental Executive Retirement Plan

In December 2008, the Compensation Committee adopted the Supplemental Executive Retirement Plan (the “SERP”), which provides retirement benefits to the Company’s executive officers and certain other designated key employees. The SERP is an unfunded, non-qualified defined contribution retirement plan, and all contributions under the SERP will be in the form of credits to a notional account maintained for each participant. Under the SERP, the Company will generally make annual contributions ranging from 2.5% to 25% of salary and annual cash bonus to a retirement account based on the participant’s age and years of service. Current executives who had combined age and years of service of at least 55 as of December 31, 2008, receive higher annual contributions under the SERP, ranging from 10% to 35% of base salary and annual cash bonus. The highest annual contribution made during 2012 was 35%. The 2012 annual contributions are reflected in the “Non-Qualified Deferred Compensation for Fiscal Year 2012” table below. The Compensation Committee, in its sole discretion and if it deems appropriate for any reason, may also make discretionary contributions to a participant’s retirement account. See “Executive Compensation — Compensation Discussion and Analysis” for more information.

A participant will vest in his SERP retirement account upon the earliest to occur of: (i) attaining six years of service (including service prior to the adoption of the SERP), upon which amounts in the SERP account will vest in 20% annual increments provided the participant remains employed; (ii) attaining age 65; (iii) a change of control; (iv) becoming disabled; or (v) termination of the participant’s employment without cause by the Company. Participants may also forfeit the vested amounts in their retirement accounts if they are terminated for cause or, if within 36 months of a termination without cause, engage in any activity in competition with any activity of the Company or inimical, contrary or harmful to the interests of the Company. Following the end of each plan year, retirement accounts will be adjusted to reflect earnings on the average daily balance of the accounts during the year. The accounts will be adjusted to reflect earnings at a rate of interest that will be determined annually and will be equal to the Company’s after-tax long-term borrowing rate. Upon a separation from service, participants will be paid the vested amount of their SERP retirement accounts in a lump sum or installments, as elected by the participant, commencing on the first business day of the seventh month following separation from service.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan (the “NQDC Plan”) provides an income deferral opportunity for executive officers and certain senior managers of the Company who qualify for participation. The plan is administered by the NQDC Administrative Committee, which is comprised of senior managers in the Company appointed under the direction of the Compensation Committee. Eligible participants are recommended by senior managers in the Company and approved by the NQDC Administrative Committee. Participants in the plan may make an advance election each year to defer up to a maximum of 75% of base salary, 100% of their annual bonus and 50% of the payout value of any performance share units (i.e., the cash portion of such awards). Participants are immediately 100% vested in their benefits under the plan, and earn a return on their deferred compensation that is based on hypothetical investments in certain specified mutual funds from which the participants may select. The plan is unfunded, but the Company may make contributions to a rabbi trust, in which funds are set aside to pay benefits and invested in a manner designed to provide returns that are similar to those produced by the participants’ hypothetical investments. The amounts set aside in the rabbi trust are subject to the claims of the Company’s creditors. The plan provides that benefits are paid out in either a lump-sum payment or in equal annual payments over a 2 to 15 year period, as elected by the participant. In addition, regardless of a participant’s election as to payment, a lump-sum payment of benefits will be made following a participant’s termination of employment (unless the participant is at least age 55 with at least five years of service at termination, in which case the participant’s payments shall commence but installment elections will be honored) or following a participant’s death or disability. Although the plan provides that upon approval by the Board, the Company may provide a match of up to 100% of the deferrals, the Company has not elected to provide a match.

Non-Qualified Deferred Compensation for 2012

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/12
David D. Dunlap
NQDC Plan	—	—	$24,433	(3)	—	$196,117	(5)
SERP	—	$132,050	$5,769	(4)	—	$266,055	(6)
Robert S. Taylor
NQDC Plan	—	—	28,460	(3)	$(871,408)	$251,346	(5)
SERP	—	$208,160	$26,062	(4)	—	$813,458	(6)
Brian K. Moore
NQDC Plan	n/a	n/a	n/a		n/a	n/a
SERP	n/a	n/a	n/a		n/a	n/a
A. Patrick Bernard
NQDC Plan	$397,886	—	$377,500	(3)	—	$3,141,875	(5)
SERP	—	$128,118	$16,300	(4)	—	$506,670	(6)
William B. Masters
NQDC Plan	—	—	—		—	—
SERP	—	$61,905	$5,942	(4)	—	$199,907	(6)

(1)	Of the contributions reflected in this column, $39,787 is part of Mr. Bernard’s total compensation for 2012 and is included under the salary column in the “Summary Compensation Table” herein.

(2)	The amounts reflected are part of each executive’s total compensation for 2012, and are included under the all other compensation column in the “Summary Compensation Table” herein.

(3)	With regard to the NQDC Plan, participant contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for these funds for fiscal year 2012 was as follows:

Fund	One Year Total Return
Model Portfolio — Conservative	8.83%
Model Portfolio — Moderate/Conservative	11.23%
Model Portfolio — Moderate	13.12%
Model Portfolio — Moderate/Aggressive	14.55%
Model Portfolio — Aggressive	16.31%
Nationwide NVIT Money Market V	0%
PIMCO VIT Total Return Admin	9.60%
PIMCO VIT Real Return Admin	8.76%
MFS VIT Value Svc	15.88%
Dreyfus Stock Index Initial	15.74%
American Funds IS Growth 2	17.89%
Janus Aspen Perkins Mid Cap Value Svc	10.79%
Morgan Stanley UIF Mid Cap Growth I	8.69%
Royce Capital Small Cap	12.50%
Vanguard VIF Small Company Growth Inv	14.65%
MFS VIT II International Value Svc	15.93%
American Funds IS International 2	17.91%
Invesco VIF Global Real Estate I	28.12%

(4)	Pursuant to the terms of the SERP, aggregate earnings for 2012 were calculated at a rate of interest equal to 4.5%, which was our after-tax long-term borrowing rate.

(5)	Of the contributions reflected in this column, $358,099 of Mr. Bernard’s amounts are part of his total compensation for 2011 and are included in the “Summary Compensation Table” herein. The following amounts reflected in this column for each named executive officer are included in the 2010 total compensation for each named executive officer in the “Summary Compensation Table”: Mr. Dunlap — $112,110, Mr. Taylor — $130,000, and Mr. Bernard — $404,219.

(6)	The following amounts reflected in this column for each named executive officer are included in the 2011 total compensation for each named executive officer in the “Summary Compensation Table”: Mr. Dunlap —$98,955, Mr. Taylor — $187,200, Mr. Bernard — $122,640, and Mr. Masters — $56,175. The following amounts reflected in this column for each named executive officer are included in the 2010 total compensation for each named executive officer in the “Summary Compensation Table”: Mr. Dunlap $28,027, Mr. Taylor — $60,000, Mr. Bernard — $54,750, and Mr. Masters — $17,500.

Potential Payments upon Termination or Change of Control

In addition to the post-employment benefits provided under the Company’s 401(k) plan, the SERP and the NQDC Plan (described above), we have also entered into employment agreements with each of our named executive officers entitling them to severance benefits upon a termination of employment by the Company under certain conditions or upon a change of control of the Company, as discussed below. We also assumed an employment agreement providing for similar benefits between Mr. Moore and Complete in connection with the our acquisition of Complete on February 7, 2012, as discussed below. We entered into new employment agreements with our executive officers in

December 2012, which will become effective on June 15, 2013 (January 1, 2015 for Mr. Moore), unless the Company exercises its right to terminate them prior to effectiveness. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.

Set forth below is a description of both the new employment agreements and Change of Control Severance Plan, and the current employment agreements in place with each of our named executive officers. As required by the SEC’s disclosure rules, we have included disclosure quantifying the potential payments to our named executives under various termination and change of control scenarios based on the agreements in place as of December 31, 2012. In addition, in an effort to assist our stockholders in evaluating the new program, we have also provided a comparable table quantifying the potential payments to our named executive officers under the new arrangements as if they had been on place at the end of 2012.

New Executive Employment Agreements and Severance Program

In December 2012, we entered into new employment agreements with our executive officers, and also adopted a new Change of Control Severance Plan, which will become effective for most of our executives in June 2013, subject to the Company’s right to unilaterally terminate the agreements and the plan prior to effectiveness. We delayed implementation of the new employment agreements and Change of Control Severance Plan so that we could effectively assess our stockholders’ views of the program. In the event stockholder reaction to the new program is unfavorable, the Company may choose not to implement the new program, in which case the existing employment agreements, and the change of control severance benefits provided therein, would remain in effect. See “Executive Compensation — Compensation Discussion and Analysis,” for a more detailed discussion of the impetus behind this new program and the process the Compensation Committee and the Board undertook in designing and implementing the new program.

New Employment Agreements — All Executive Officers.    The newly executed employment agreements with our executive officers will become effective on June 15, 2013, except that Mr. Moore’s agreement will not become effective until January 1, 2015. The effectiveness of the agreements is subject to the Company’s unilateral right to cancel the new employment agreements prior to June 15, 2013. Once effective, the initial term of each new employment agreements will be three years, and the term will automatically extend on June 15, 2015 (January 1, 2017 for Mr. Moore) and each anniversary thereof for an additional year unless either the executive or the Company provides at least 60 days prior written notice of that party’s election not to extend the term. The new employment agreements provide that our executive officers will:

•	receive a base salary that is no less than their bases salary in effect on January 1 of the year the agreement becomes effective,

•	be eligible for annual incentive bonuses and long-term incentive awards as approved by the Compensation Committee,

•	participate in the retirement and welfare benefit plans of the Company, and

•	be participants in the Change of Control Severance Plan.

Incapacity, No Cause, Good Reason.    Under the new employment agreements, if (i) the Company terminates an executive’s employment due to the executive’s incapacity, or (ii) the Company terminates the executive’s employment without cause or the executive terminates his employment for good reason and such termination does not occur within six months before or 24 months after a change of control (as defined in the Change of Control Severance Plan), then the Company will be required to pay or provide to the executive:

•

the executive’s base salary through the date of termination, any unpaid incentive compensation for calendar years completed prior to the date of termination, any rights under the terms of equity awards and any medical or other welfare benefits required by law (the “Accrued Amounts”);

•

on the first business day following the date that is 60 days after the date of termination, a lump sum amount equal to two times the sum of the executive’s (1) annual salary plus (2) target annual bonus; and

•

on the first business day following the date that is 60 days after the date of termination, a lump sum amount equal to the executive’s target annual bonus for the year of termination, pro-rated for days of employment during such year; and

•

continued participation in the Company’s group health benefit plans for a period of 24 months for the executive and the executive’s spouse and/or family, as applicable (the “Welfare Continuation Benefit”).

The payments and benefits described in connection with such terminations are subject to the executive’s timely execution of a release of claims against the Company, and are also subject to the six month payment delay requirements under Internal Revenue Code Section 409A, if applicable.

No Cause or Good Reason with Change of Control.    If the executive is terminated by the Company without cause or if the executive terminates his employment for good reason and such termination occurs within six months before or 24 months after a change of control, then the Company will be required to pay or provide to the executive:

•	the Accrued Amounts;

•	a cash severance payment pursuant to the terms of the Change of Control Severance Plan (described further below in this section);

•

on the first business day following the date that is 60 days after the date of termination, a lump sum amount equal to the executive’s target annual bonus for the year of termination, pro-rated for days of employment during such year;

•	outplacement services for one year after termination at a cost of up to $10,000; and

•	the Welfare Continuation Benefit.

The executive is liable for any taxes, including any excise taxes on excess parachute payments, on the executive due to payments or benefits pursuant to the new employment agreement and the Change of Control Severance Plan.

Cause.    If the executive is terminated by the Company for cause, due to the executive’s death or by the executive without good reason, then the Company will only be required to pay to the executive (or to the executive’s estate) the Accrued Amounts.

Each new employment agreement contains an indefinite confidentiality and protection of information covenant and a mutual non-disparagement covenant extending for one year after termination of employment. If the executive is terminated by the Company for cause or if the executive terminates the executive’s employment without good reason, the executive will be bound by a non-compete and non-solicitation covenant extending for one year after the date of the executive’s termination.

Change of Control Severance Plan.    The Company’s Change of Control Severance Plan becomes effective June 15, 2013, subject to the Company’s unilateral right to cancel the plan prior to that date as discussed above. If the new employment agreements are canceled and the existing employment agreements continue in effect, the Change of Control Severance Plan will also be canceled, as the existing employment agreements provide for severance benefits in the event of a termination of employment following a change of control.

Participants in the Change of Control Severance Plan are entitled to a cash severance payment only if the participant’s employment is terminated by the Company not for cause or by the participant for good reason during the period beginning six months prior to a change of control and ending 24 months after the change of control (each as defined in the plan). The severance payments are made from a sharing pool that is calculated as of the date of the change of control as a percentage of the transaction value at the time of the change of control (with such sharing pool increasing or decreasing as such transaction value increases or decreases, respectively). A participant’s interest in the sharing pool is not set in advance, and is determined at the time of the change of control as described below. Participants in the Change of Control Severance Plan are liable for any taxes, including any excise taxes on excess parachute payments.

Calculation of change of control severance benefits.    Under the plan, at the time of a change of control, the Compensation Committee will determine each participant’s severance benefit as if the participant had experienced a qualifying termination on the date of the change of control. The severance benefit determined by the Compensation Committee to be potentially payable to each participant is final and binding.

The severance benefit is equal to each participant’s portion of the sharing pool, which is the total cash available under the plan to be distributed to all the participants as cash severance. As noted above, each participant’s severance benefit will be determined based on the assumption that the participant is terminated on the date of the change of control, and will also be determined according to two principles: (1) each participant receives as “net after-tax benefit” the same percentage (to within +/- 0.1%) of the total net after-tax benefit that would be received by all participants under the plan as his or her percentage interest; and (2) the total net after-tax benefit received by all participants is maximized. Under the plan, each participant’s “net after-tax benefit” is the sum of the participant’s total change of control value and severance benefit, reduced by the total tax liability (as such terms are defined in the plan).

Determination of “sharing pool.”    The total severance benefits payable under the plan may not exceed the “sharing pool.” The sharing pool is determined based on the transaction value (as defined in the plan, but generally includes the consideration paid in respect of our common stock plus any debt assumed less cash assumed) at the time of the change of control, as follows:

Transaction Value (in Billions)	Sharing Pool (8 Executives)	Sharing Pool as a Percentage of Transaction Value (Approximate)
$1.0	$15,000,000	1.50%
$2.0	$18,725,601	0.94%
$2.5	$19,726,908	0.79%
$3.0	$20,745,266	0.69%
$3.5	$21,781,202	0.62%
$4.0	$22,835,260	0.57%
$4.5	$23,908,000	0.53%
$5.0	$25,000,000	0.50%
$5.5	$26,092,000	0.47%
$6.0	$27,203,260	0.45%
$6.5	$28,334,358	0.44%
$7.0	$29,485,889	0.42%
$7.5	$30,658,465	0.41%
$8.0	$31,852,719	0.40%
$8.5	$33,069,301	0.39%
$9.0	$34,308,880	0.38%
$9.5	$35,572,146	0.37%
$10.0	$36,859,811	0.37%
$10.5	$38,172,605	0.36%
$11.0	$39,511,283	0.36%
$20.0	$50,000,000	0.25%

If the actual transaction value at the time of a change of control falls between the transaction values shown above, the sharing pool will be interpolated, and the Compensation Committee will determine the sharing pool should the applicable transaction value fall outside the values above. In addition, the sharing pool values above will be adjusted if new participants are added or removed from the plan between the effective date of the plan and the date of the change of control. Specifically, the sharing pool will be decreased or increased, as applicable, by the amount that is equal to the applicable transaction value multiplied by 0.07% or 0.04% if the individual is in the top half or bottom half, respectively, of participants ranked by their “combined compensation” (as defined in the plan), as determined by the Compensation Committee. In addition, the plan provides discretion to the Compensation Committee to adjust the sharing pool in connection with the inclusion of a new participant following the Company’s acquisition of that participant’s former employer. Under the plan, a participant’s “combined compensation” is the sum value of the participant’s base salary, target bonus, and unvested long-term incentives, as those terms are defined in the plan.

Calculation of participant’s percentage interest in the sharing pool.  Each participant’s interest, or “participation alignment,” in the sharing pool is initially determined by dividing the participant’s “combined compensation” by the sum of the combined compensation for all participants, thus resulting in a percentage amount for each participant which, in total, add up to 100%. The difference between the participation alignment of the participant with the highest combined compensation and the participation alignment of the participant with the second highest combined compensation of all the participants as of the date of the change of control may not exceed the percentage that is equal to (1/n)% +12%, where n is the number of participants as of the date of the change of control. If necessary, the participation alignment of the participant with the highest combined compensation as of the date of the change of control will be decreased and the participation alignments of each of the other participants increased on a pro rata basis such that (1) the rule contained in the preceding sentence is respected and (2) the sum of the participation alignments of all participants is equal to 100% (effectively capping the highest paid executive’s benefit).

As noted above, in an effort to assist our stockholders in evaluating the new program and in addition to the above description of the program, we have included the following table that quantifies the potential payments to our named executive officers assuming the new employment agreements and the Change of Control Severance Plan had been in effect as of December 31, 2012. The table also assumes the following:

•	the number of participants in the Change of Control Severance Plan is eight (Mr. Moore will not become a participant until January 1, 2015)

•	the transaction value on December 31, 2012 is $5.011 billion (estimated value assumes equity based on December 31, 2012 stock price plus all outstanding debt on the December 31, 2012 balance sheet)

•	the corresponding sharing pool is $25,024,024

Name	Lump Sum Severance Payment	Options (Unvested and Accelerated)	Restricted Stock (Unvested and Accelerated)	Performance Share Units (Accelerated)	Health Benefits	Tax Gross-Up	Total
David D. Dunlap
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$ 0	$1,366,090	(3)	n/a	n/a	$1,366,090
• Disability/Incapacity	$5,180,000	$ 0	$1,366,090	(3)	$36,432	n/a	$6,582,522
• Termination – No Cause	$5,180,000	(2)	(2)	(3)	$36,432	n/a	$5,216,432
• Termination – Good Reason	$5,180,000	n/a	n/a	(3)	$36,432	n/a	$5,216,432
• Termination after Change of Control(1)	$10,529,061	$ 0	$1,366,090	$8,982,000	$36,432	n/a	$20,913,583
Robert S. Taylor
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$ 0	$312,147	(3)	n/a	n/a	$312,147
• Disability/Incapacity	$2,200,000	$ 0	$312,147	(3)	$32,976	n/a	$2,545,123
• Termination – No Cause	$2,200,000	(2)	(2)	(3)	$32,976	n/a	$2,232,976
• Termination – Good Reason	$2,200,000	n/a	n/a	(3)	$32,976	n/a	$2,232,976
• Termination after Change of Control(1)	$2,777,700	$0	$312,147	$2,840,000	$32,976	n/a	$5,962,823
A. Patrick Bernard
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$ 0	$205,149	(3)	n/a	n/a	$205,149
• Disability/Incapacity	$1,634,260	$ 0	$205,149	(3)	$32,064	n/a	$1,871,473
• Termination – No Cause	$1,634,260	(2)	(2)	(3)	$32,064	n/a	$1,666,324
• Termination – Good Reason	$1,634,260	n/a	n/a	(3)	$32,064	n/a	$1,666,324
• Termination after Change of Control(1)	$3,572,825	$ 0	$205,149	$2,050,000	$32,064	n/a	$5,860,038
William B. Masters
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$ 0	$183,973	(3)	n/a	n/a	$183,973
• Disability/Incapacity	$1,678,750	$ 0	$183,973	(3)	$32,376	n/a	$1,895,099
• Termination – No Cause	$1,678,750	(2)	(2)	(3)	$32,376	n/a	$1,711,126
• Termination – Good Reason	$1,678,750	n/a	n/a	(3)	$32,376	n/a	$1,711,126
• Termination after Change of Control(1)	$3,540,387	$ 0	$183,973	$1,699,400	$32,376	n/a	$5,456,136

(1)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (ii) all restrictions on outstanding restricted shares would lapse, and (iii) all outstanding PSUs would be paid out as if the maximum level of performance had been achieved. Each executive is also entitled to outplacement assistance of up to $10,000, and the lump sum severance payment due each executive includes the following:

Name	Change of Control Severance Plan Payment	Target Bonus Payment
Mr. Dunlap	$ 9,419,061	$ 1,110,000
Mr. Taylor	$2,377,700	$400,000
Mr. Bernard	$3,293,805	$279,020
Mr. Masters	$3,264,137	$276,250

(2)	Pursuant to the terms of the restricted stock and stock option agreements, upon termination of the executive’s employment as a result of retirement or termination by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock and stock options.

(3)	Pursuant to the terms of the PSU award agreements, if an executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, or termination for any reason other than the voluntary termination by the executive or termination by the Company for cause, then the executive retains a pro-rata portion of outstanding PSUs based on his employment during the performance period, and the remaining units will be forfeited. The retained units will be valued and paid out to the executive in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. Upon a voluntary termination by the executive or a termination by the Company for cause, all outstanding units are forfeited.

Current Employment Agreements

Employment Agreement — Mr. Dunlap.  In April 2010, we entered into an employment agreement with Mr. Dunlap when he joined our Company as CEO. The agreement was amended in December 2012, and will expire on April 27, 2014, if not terminated by either party prior to that date. Under the agreement, as amended, Mr. Dunlap is eligible to earn an annual incentive bonus based upon the achievement of performance objectives and is also eligible for stock option and other stock-based grants under our long-term incentive plans, in each case as approved by the Compensation Committee. Mr. Dunlap’s employment agreement contains non-disclosure and other provisions intended to protect our interests in the event that Mr. Dunlap ceases to be employed. The agreement provides for the termination of Mr. Dunlap’s employment upon his death or disability, by the Company with or without cause or by Mr. Dunlap for good reason. The agreement also provides for termination under certain circumstances relating to a change of control of the Company.

Good Reason at any time or No Cause with Change of Control.  In the event Mr. Dunlap’s employment is terminated by him for good reason or by the Company within two years of a change of control for any reason other than death, incapacity or cause (as those terms are defined in the agreement), he shall receive, in addition to any other amounts payable to him:

•	a lump-sum payment on the first business day occurring on or after the 30th day after the date of such termination in an amount equal to three times (3x) the sum of:

¡	his base salary; and

¡	the greater of (i) the average annual bonus paid to him for the three fiscal years preceding the year in which his employment is terminated or (ii) his target annual bonus for the current fiscal year.

•

for two years after the date of such termination, health and welfare benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements; and

•	outplacement services during the one year period following the termination at a cost of up to $10,000.

The agreement provides that any amounts payable pursuant to a change of control that are considered “excess parachute payments” under Section 280G of the Internal Revenue Code will be reduced to prevent such payments from triggering the excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction would result in Mr. Dunlap receiving greater net after-tax severance benefits than he would receive if no such reduction were made.

Incapacity or No Cause.  In the event Mr. Dunlap’s employment is terminated by the Company upon his incapacity or at the discretion of the Board of Directors, Mr. Dunlap shall receive, in addition to any other amounts payable to him:

•	a lump-sum payment on the first business day occurring on or after the 30th day after the date of such termination in an amount equal to the greater of:

¡

the number of full and partial calendar months remaining in the term of the agreement at the time of the termination divided by 12, multiplied by the sum of (i) his base salary and (ii) the greater of (A) the average annual bonus paid for three preceding fiscal years or (B) his target bonus in the Company’s annual incentive plan for the current fiscal year; or

¡	the sum of (i) his base salary and (ii) the greater of (A) the average annual bonus paid for three preceding fiscal years or (B) his target annual bonus for the current fiscal year.

•	the remainder of the term, health and welfare benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements.

Employment Agreements – Messrs. Taylor, Bernard and Masters.  We also currently have employment agreements with Messrs. Taylor, Bernard and Masters. As of the date of this proxy statement, these employment agreements have terms that expire on either April 1, 2016 (for Mr. Taylor) or April 1, 2015 (for Messrs. Bernard and Masters); provided however, that on April 1st of each year the term shall be automatically extended for one additional year unless prior written notice is given by either party. The agreements provide for the termination of employment upon the executive officer’s death or disability, by the Company with or without cause or by the executive for good reason. The agreements also provide for termination by the executive officer under certain circumstances relating to a change of control of the Company. Each of their employment agreements also contains non-competition and other provisions intended to protect our interests in the event that they cease to be employed.

No Cause or Good Reason with Change of Control.  Pursuant to the agreements, in the event an executive officer’s employment is terminated under certain circumstances relating to a change of control of the Company, including termination by the executive officer for good reason, the executive officer shall receive, in addition to any other amounts payable:

•	a lump-sum payment within 30 days after the date of such termination in an amount equal to two and one-half times (2.5x) (for Mr. Taylor) or two times (2x) (for Messrs. Bernard and Masters) the sum of

¡	the executive officer’s base salary; and

¡	the greater of:

¡	the average annual bonus paid to the executive officer for the three fiscal years preceding the year in which the executive officer’s employment is terminated; or

¡	the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year;

•

for two and one-half years (for Mr. Taylor) or two years (for Messrs. Bernard and Masters) after the date of such termination, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements; and

•	outplacement services during the one-year period following the termination at a cost of up to $10,000.

The executive will also receive a payment in an amount sufficient to make him whole for any excise tax on amounts payable pursuant to a change of control that are considered “excess parachute payments” under Section 4999 of the Internal Revenue Code. In addition, pursuant to the terms of our incentive plans, all stock options, restricted stock grants and PSUs (at maximum value) held by these officers will immediately vest upon a change of control.

No Cause.  In the event an executive officer’s employment is terminated by the Company, except upon the executive officer’s death or disability, for cause or under certain circumstances relating to a change of control of the Company, the employment agreements provide that the executive officer shall receive, in addition to any other amounts payable:

•	one lump-sum payment within 30 days after the date of such termination in an amount equal to

¡

the greater of (i) two (for Mr. Taylor) or one (for Messrs. Bernard and Masters) and (ii) the number of full and partial calendar months remaining in the term as of the date of termination divided by 12; multiplied by

¡	the sum of the base salary and the target bonus for the executive officer in the Company’s annual incentive plan for the current fiscal year; and

•	for the remainder of the term, benefits at least equal to those that would have been provided in accordance with the Company’s plans, programs and arrangements.

Employment Agreement – Mr. Moore.  We assumed Mr. Moore’s prior employment agreement with Complete effective February 7, 2012 in connection with our acquisition of Complete. We have given Mr. Moore notice that we will not renew this agreement, which will expire by its terms on December 31, 2014, unless earlier terminated as provided therein. As discussed above, we entered into a new employment agreement with Mr. Moore, to be effective January 1, 2015. The current agreement provides benefits for termination by the Company with or without cause or by Mr. Moore for good reason. The agreement also provides for termination by Mr. Moore under certain circumstances relating to a change of control of the Company, and it contains certain non-competition and other provisions intended to protect our interests in the event he ceases to be employed. Under the agreement, Mr. Moore will be entitled to receive benefits from the Company if he experiences a qualifying termination of employment during the two-year period following our acquisition of Complete, or until February 7, 2014.

No Cause.  Pursuant to the agreement, in the event Mr. Moore is terminated by the Company other than for cause, Mr. Moore will be entitled to receive, in addition to any other amounts payable:

•	a lump-sum payment within 70 days after the date of such termination in an amount equal to the sum of:

¡

one and two-thirds times (1.67x) the sum of his base salary plus the greater of (i) seventy-five percent (75%) of his base salary, or (ii) the highest annual bonus earned in the preceding three fiscal years; plus

¡	seventy-five percent (75%) of his base salary pro-rated to the days of service with the Company prior to termination, including date of termination;

•	lump-sum payment in lieu of an automobile allowance for up to 20 months following the date of termination; and

•	health and disability coverage and benefits for up to 20 months following the date of termination.

In addition, all of Mr. Moore’s unvested stock options and restricted stock would immediately vest and his options would have an additional twelve months to exercise, but in no event later than the tenth anniversary of the option grant date.

No Cause or Good Reason with Change of Control.  In the event Mr. Moore’s employment is terminated by the Company without cause or he leaves under certain circumstances during the period beginning six months prior to and ending two years following a change of control (including the change of control of Complete), Mr. Moore would be entitled to receive, in addition to any other amounts payable:

•	a lump-sum payment within 70 days after the date of such termination in an amount equal to the sum of:

¡

two and one half times (2.5x) the sum of his base salary plus the greater of (i) seventy-five percent (75%) of his base salary or (ii) the highest annual bonus earned in the preceding three fiscal years, plus

¡	seventy-five percent (75%) of his base salary pro-rated for the number of days of service with the Company prior to termination, including date of termination, plus

¡

two and one half times (2.5x) the amount we would be required to contribute to his 401(k), deferred compensation and other retirement plans based on his base salary and the Company contributions then in effect, plus

¡	two and one half times (2.5x) his annual car allowance.

•	health and disability coverage and benefits for up to two and half years following the date of termination.

In addition, all of Mr. Moore’s unvested stock options and restricted stock would immediately vest and he would have an additional twelve months to exercise his options, but in no event could he exercise them later than the tenth anniversary of the applicable grant date. Further, Mr. Moore is entitled to receive additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the compensation and benefits provided.

Except as otherwise noted, the following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2012 termination date, and where applicable, using the closing price of our common stock of $20.72 (as reported on the NYSE as of December 31, 2012). Excluded are benefits provided to all employees, such as accrued vacation and benefits provided by third parties under our life and other insurance policies. Also excluded are benefits our named executive officers would receive upon termination of employment under the SERP and the NQDC Plan, as described above, as well as benefits under our 401(k) plan.

Name	Lump Sum Severance Payment	Options (Unvested and Accelerated)	Restricted Stock (Unvested and Accelerated)	Performance Share Units (Accelerated)	Health Benefits	Tax Gross-Up	Total
David D. Dunlap
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death	n/a	$ 0	$1,366,090	(3)	n/a	n/a	$1,366,090
• Disability	$3,124,731	$ 0	$1,366,090	(3)	$24,288	n/a	$4,515,109
• Termination – No Cause	$3,124,731	(2)	(2)	(3)	$24,288	n/a	$3,149,019
• Termination – Good Reason	$7,030,644	n/a	n/a	(3)	$36,432	n/a	$7,067,076
• Termination after Change of Control(1)	$7,030,644	$ 0	$1,366,090	$8,982,000	$36,432	n/a	$17,415,166
Robert S. Taylor
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$ 0	$312,147	(3)	n/a	n/a	$312,147
• Termination – No Cause	$2,025,000	(2)	(2)	(3)	$37,098	n/a	$2,062,098
• Termination after Change of Control(1)	$2,250,000	$ 0	$312,147	$2,840,000	$41,220	$0	$5,443,367
Brian K. Moore
• Retirement	n/a	(2)	(2)	n/a	n/a	n/a	—
• Death/Disability	n/a	n/a	$2,417,506	n/a	n/a	n/a	$2,417,506
• Termination – No Cause	$2,638,587	(2)	$2,898,169	n/a	$22,161	n/a	$5,558,917
• Termination after Change of Control(1)	$3,798,500	$ 0	$2,898,169	n/a	$33,242	$0	$6,729,911
A. Patrick Bernard
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$ 0	$205,149	(3)	n/a	n/a	$205,149
• Termination – No Cause	$847,025	(2)	(2)	(3)	$20,040	n/a	$867,065
• Termination after Change of Control(1)	$1,392,880	$ 0	$205,149	$2,050,000	$32,064	$1,216,404	$4,896,497
William B. Masters
• Retirement	n/a	(2)	(2)	(3)	n/a	n/a	—
• Death/Disability	n/a	$ 0	$183,973	(3)	n/a	n/a	$183,973
• Termination – No Cause	$876,563	(2)	(2)	(3)	$20,235	n/a	$896,798
• Termination after Change of Control(1)	$1,402,500	$ 0	$183,973	$1,699,400	$32,376	$1,219,458	$4,537,707

(1)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (ii) all restrictions on outstanding restricted shares would lapse, and (iii) all outstanding PSUs would be paid out as if the maximum level of performance had been achieved. As of December 31, 2012, none of the unvested options held by the named executive officers were in-the-money. Each executive is also entitled to outplacement assistance of up to $10,000. In addition, Mr. Dunlap’s employment agreement provides that his change of control benefits may be reduced to avoid the imposition of the excise tax if a reduction would result in a better net, after-tax position. The amount reflected in the “total” column above, however, represents the entire value of the potential payments that would be due Mr. Dunlap prior to application of any applicable adjustment.

(2)	Pursuant to the terms of the restricted stock and stock option agreements, upon termination of the executive’s employment as a result of retirement or termination by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock and stock options.

(3)	Pursuant to the terms of the PSU award agreements, if an executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, or termination for any reason other than the voluntary termination by the executive or termination by the Company for cause, then the executive retains a pro- rata portion of outstanding PSUs based on his employment during the performance period, and the remaining units will be forfeited. The retained units will be valued and paid out to the executive in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. Upon a voluntary termination by the executive or a termination by the Company for cause, all outstanding units are forfeited.

2014 STOCKHOLDER NOMINATIONS AND PROPOSALS

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing c/o Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041, by January 1, 2014.

Our By-laws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 120 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2014 annual meeting, a stockholder’s notice must be received by our Secretary between and including February 6, 2014 and March 8, 2014. Such notice must comply with the requirements set forth in our By-laws. A copy of our By-laws is available upon request c/o Secretary, Superior Energy Services, Inc., 11000 Equity Drive, Suite 300, Houston, Texas 77041. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors,

GREG ROSENSTEIN

Executive Vice President and Secretary

Houston, Texas

May 1, 2013

Appendix A

SUPERIOR ENERGY SERVICES, INC.

2013 STOCK INCENTIVE PLAN

1.          Purpose.  The purpose of the 2013 Stock Incentive Plan (the “Plan”) of Superior Energy Services, Inc. (“Superior”) is to increase stockholder value and to advance the interests of Superior and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward and motivate officers, directors, employees, consultants and advisors to the Company and to strengthen the mutuality of interests between service providers and Superior’s stockholders. Incentives consist of opportunities to purchase or receive shares of Common Stock, $.001 par value per share, of Superior (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under the Plan. As used in the Plan, the term “subsidiary” means any corporation, limited liability company or other entity, of which Superior owns (directly or indirectly) within the meaning of section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

2.          Administration.

2.1        Composition.  The Plan shall generally be administered by the Compensation Committee of the Board of Directors of Superior (the “Board”) or by a subcommittee thereof (the “Committee”). The Committee shall consist of not fewer than two members of the Board, each of whom shall (a) qualify as a “non-employee director” under Rule 16b 3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, (b) qualify as an “outside director” under Section 162(m) of the Code (“Section 162(m)”), and (c) qualify as an “independent director” under the rules of the New York Stock Exchange.

2.2        Authority.  The Committee shall have plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3 hereof.

3.          Eligible Participants.  Officers, directors and employees of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to appropriate officers of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to set and modify the terms of such Incentives; provided, however, that the resolution so authorizing any such officer shall specify the total number of Incentives such officer may award and such actions shall be treated for all purposes as if taken by the Committee, and provided further that the per share exercise price of any options granted by an officer, rather than by the Committee, shall be equal to the Fair Market Value (as defined in Section 12.11) of a share of Common Stock on the later of the date of grant or the date the participant’s employment with or service to the Company commences.

4.          Types of Incentives.  Incentives may be granted under the Plan to eligible participants in the forms of (a) incentive stock options; (b) non-qualified stock options; (c) restricted stock, (d) restricted stock units; (e) stock appreciation rights (“SARs”) and (f) Other Stock-Based Awards (as defined in Section 10).

5.          Shares Subject to the Plan.

5.1         Number of Shares.  Subject to adjustment as provided in Section 12.5, a total of 8,000,000 shares of Common Stock shall be authorized for grant under the Plan.

5.2         Share Counting.

A.          The above authorized Plan limit shall be reduced by one share of Common Stock for every one share of Common Stock subject to a stock option or a SAR granted under the Plan, and by 1.6 shares of Common Stock for every one share of Common Stock subject to Incentives granted under the Plan in a form other than stock options or SARs.

B.          To the extent any shares of Common Stock covered by a stock option or SAR granted under the Plan are not delivered to a participant or permitted transferee because the Incentive is forfeited or canceled, or shares of Common Stock are not delivered because an Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan and such shares may again be issued under the Plan.

C.          In the event that shares of Common Stock issued as an Incentive under the Plan are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited or reacquired shares may again be issued under the Plan.

D.          If shares of Common Stock are delivered or withheld in payment of a stock option or delivered or withheld from payment of an Incentive to satisfy tax obligations with respect to the Incentive, such shares of Common Stock may not again be granted under the Plan. With respect to SARs, if the SAR is payable in shares of Common Stock, all shares to which the SARs relate are counted against the Plan limits, rather than the net number of shares delivered upon exercise of the SAR.

E.          Any share of Common Stock that again becomes available for grant under the Plan shall be added back to the total number of shares available for grant under the Plan as one share if such share was subject to a stock option or SAR, and as 1.6 shares if such share was subject to an Incentive other than a stock option or SAR.

5.3         Limitations on Awards.  Subject to adjustments as provided in Section 12.5, the following additional limitations are imposed under the Plan:

A.          The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 8,000,000 shares.

B.          Except as set forth in Section 5.3E. with respect to awards to non-management directors, the maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan, including stock options and SARS, to any one individual during any one calendar-year period shall be 1,000,000 shares. The foregoing provision shall be construed in a manner consistent with Section 162(m).

C.          No more than 400,000 shares of Common Stock may be issued as restricted stock, restricted stock units and Other Stock-Based Awards (as defined in Section 10) without compliance with the minimum vesting periods provided in Sections 7.2, 8.2 and 10.2, provided that the shares issued under this limit may not be issued to employees who are subject to Section 16 of the 1934 Act. Further, all stock options and SARs granted to employees must comply with the minimum vesting periods provided in Sections 6.3 and 9.3.

D.          The maximum value of an Other Stock-Based Award that is valued in dollars (whether or not paid in Common Stock) scheduled to be paid out to any one participant in any fiscal year shall be $10,000,000.

E.          The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to a non-management director during any one calendar-year period shall be 50,000 shares.

5.4         Type of Common Stock.  Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

6.          Stock Options.  A stock option is a right to purchase shares of Common Stock from Superior. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1        Price.  The exercise price per share shall be determined by the Committee, subject to adjustment under Section 12.5; provided that in no event shall the exercise price be less than the Fair Market Value (as defined in Section 12.11) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

6.2        Number.  The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5 and subject to adjustment as provided in Section 12.5.

6.3        Duration and Time for Exercise.  The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee, provided that stock options granted to employees may not become fully exercisable prior to the third anniversary of the date of grant, with incremental vesting of portions of the award over the three-year period permitted. Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any stock option.

6.4        Repurchase.  Upon approval of the Committee, the Company may repurchase a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of the amount per share by which: (i) the Fair Market Value (as defined in Section 12.11) of the Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price, or by payment of such other mutually agreed upon amount; provided, however, that no such repurchase shall be permitted if prohibited by Section 6.6.

6.5        Manner of Exercise.  A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery or attestation of ownership of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares, issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option, or (f) in such other manner as may be authorized from time to time by the Committee.

6.6        Repricing.  Except for adjustments pursuant to Section 12.5 or actions permitted to be taken by the Committee under Section 12.10C. in the event of a Change of Control, unless approved by the stockholders of the Company, (a) the exercise or base price for any outstanding option or SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding option or SAR that has been granted under this Plan may not, as of any date that such option or SAR has a per share exercise or base price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise or base price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment or Common Stock.

6.7        Incentive Stock Options.  Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

A.          Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

B.          All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

C.          No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

D.          The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of Superior or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.

7.          Restricted Stock.

7.1        Grant of Restricted Stock.  The Committee may award shares of restricted stock to such eligible participants as the Committee determines pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

7.2        The Restricted Period.  At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Except for shares of restricted stock that vest based on the attainment of performance goals and shares of restricted stock issued to directors, and except as provided in Section 5.3C., the Restricted Period shall be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If the vesting of the shares of restricted stock is based upon the attainment of performance goals, a minimum Restricted Period of one year is allowed, with incremental vesting of portions of the award over the one-year period permitted. Each award of restricted stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur as provided under Section 12.3 in the event of termination of employment under the circumstances provided in the Incentive Agreement and in the event of a Change of Control of the Company if so provided in the Incentive Agreement.

7.3        Escrow.  The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Superior Energy Services, Inc. 2013 Stock Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and Superior Energy Services, Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

7.4        Dividends on Restricted Stock.  Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5        Forfeiture.  In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and any certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 12.5 due to a recapitalization or other change in capitalization.

7.6        Expiration of Restricted Period.  Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the participant or the participant’s estate, as the case may be.

7.7        Rights as a Stockholder.  Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement,

each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

8.          Restricted Stock Units.

8.1        Grant of Restricted Stock Units.  A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of restricted stock units is intended to qualify as performance based compensation under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 and meet the additional requirements imposed by Section 162(m).

8.2        Vesting Period.  At the time an award of restricted stock units is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of restricted stock units may have a different Vesting Period. Except as provided in Section 5.3C., and except for restricted stock units granted to directors, a Vesting Period of at least three years is required, except that if vesting of the RSUs are subject to the attainment of specified performance goals, the Vesting Period may be one year or more. Incremental periodic vesting of portions of the award during the Vesting Period is permitted. The acceleration of the expiration of the Vesting Period shall occur as provided under Section 12.3 in the event of termination of employment under the circumstances provided in the Incentive Agreement and in the event of a Change of Control of the Company if so provided in the Incentive Agreement.

8.3        Dividend Equivalent Accounts.  Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividend equivalent rights with respect to RSUs, in which case, unless determined by the Committee to be paid currently, the Company shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. The participant shall have no rights to the amounts or other property credited to such account until the applicable RSU vests.

8.4        Rights as a Stockholder.  Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a stockholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.

9.          Stock Appreciation Rights.

9.1        Grant of Stock Appreciation Rights.  A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 9.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided herein.

9.2        Number.  Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 12.5.

9.3        Duration and Time for Exercise.  The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee, provided that SARs granted to employees may not become fully exercisable prior to the third anniversary of the date of grant, with incremental vesting of portions of the award over the three-year period permitted. Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any SAR.

9.4        Exercise.  A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder the shares of Common Stock to which the holder is entitled pursuant to Section 9.5 or cash or both, as provided in the Incentive Agreement.

9.5        Payment.  The number of shares of Common Stock which shall be issuable upon the exercise of a SAR payable in Common Stock shall be determined by dividing:

A.          the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of a share of Common Stock subject to the SAR on the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 12.5); by

B.          the Fair Market Value of a share of Common Stock on the Exercise Date.

No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

10.          Other Stock-Based Awards.

10.1      Grant of Other Stock-Based Awards.  Subject to the limitations described in Section 10.2 hereof, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards (other than options, restricted stock, restricted stock units or SARs described in Sections 6 through 9 hereof) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a stockholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

10.2      Limitations.  Except as permitted in Section 5.3C., and except for Other Stock-Based Awards granted to directors, Other Stock-Based Awards granted under this Section 10 shall be subject to a vesting period of at least three years, with incremental vesting of portions of the award over the three-year period permitted; provided, however, that if the vesting of the award is based upon the attainment of performance goals, a minimum vesting period of one year is allowed, with incremental vesting of portions of the award over the one-year period permitted.

11.         Performance Goals for Section 162(m) Awards.  To the extent that shares of restricted stock, restricted stock units or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company, Superior, a division or a subsidiary: earnings per share; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; return on assets; an economic value added measure; stockholder return; earnings; stock price; return on equity; return on total capital; return on invested capital; return on invested capital relative to cost of capital; pre-tax income; safety performance; reduction of expenses; or increase in cash flow. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. The performance goals may be subject to such adjustments as are specified in advance by the Committee.

12.         General.

12.1      Duration.  No Incentives may be granted under the Plan after June 6, 2023; provided, however, that subject to Section 12.9, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

12.2      Transferability.  No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

12.3       Effect of Termination of Employment or Death.  In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.

12.4       Additional Conditions.  Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

12.5       Adjustment.  In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and any and all other limitations provided in the Plan limiting the number of shares of Common Stock that may be issued hereunder shall be adjusted in proportion to the change in outstanding shares of Common Stock (including but not limited to adjustments of the authorized Plan and award limits set forth in Section 5 and of the manner and ratio by which Incentives other than stock options and SARs are counted under the Plan). In the event of any such adjustments, the exercise price of any option, the Base Price of any SAR and the performance objectives of any Incentive, shall also be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment. No substitution or adjustment shall require the Company to issue a fractional share under the Plan and the substitution or adjustment shall be limited by deleting any fractional share.

12.6       Withholding.

A.          The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive, the participant may, subject to disapproval by the Committee, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

B.          Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

12.7       No Continued Employment.  No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

12.8       Deferral Permitted.  Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement. Any deferral arrangement shall comply with Section 409A of the Code.

12.9       Amendments to or Termination of the Plan.  The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

A.          materially revise the Plan without the approval of the stockholders. A material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan, (ii) a material increase to the benefits accruing to participants under the Plan, (iii) a material expansion of the classes of persons eligible to participate in the Plan, (iv) an expansion of the types of awards available for grant under the Plan, (v) a material extension of the term of the Plan and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan;

B.          amend Section 6.6 to permit repricing of options or SARs without the approval of stockholders; or

C.          materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 12.10.

12.10    Change of Control.

A.          Unless a different definition is provided in the Incentive Agreement, a “Change of Control” shall mean:

(i)           the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Superior’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(a)         any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 12.10A.(iii) hereof) of Common Stock directly from the Company,

(b)         any acquisition of Common Stock by the Company,

(c)         any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(d)         any acquisition of Common Stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 12.10A.(iii) hereof; or

(ii)          individuals who, as of January 1, 2013, constituted the Board of Directors of Superior (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Superior’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)          consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Superior) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(a)         the individuals and entities who were the beneficial owners of Superior’s outstanding Common Stock and Superior’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(b)         except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either Superior, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(c)         at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)         approval by the stockholders of Superior of a complete liquidation or dissolution of Superior.

For purposes of this Section 12.10, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

B.          Upon a Change of Control of the type described in clause A.(i) or A.(ii) of this Section 12.10 or immediately prior to any Change of Control of the type described in clause A.(iii) or A.(iv) of this Section 12.10, and if determined by the Committee and so provided in the Incentive Agreement, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the applicable Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved at the target level without the necessity of action by any person. As used in the immediately preceding sentence, ‘immediately prior’ to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the grantee to take all steps reasonably necessary (i) if an optionee, to exercise any such option fully and (ii) to deal with the shares purchased or acquired under any such option or other Incentive and any formerly restricted shares on which restrictions have lapsed so that all types of shares may be treated in the same manner in connection with the Change of Control as the shares of Common Stock of other stockholders.

C.          No later than 30 days after a Change of Control of the type described in subsections A.(i) or A.(ii) of this Section 12.10 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections A.(iii) or A.(iv) of this Section 12.10, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant:

(i)           require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and Other Stock-Based Awards and all rights of participants thereunder shall terminate,

(ii)          make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii)         provide for mandatory conversion of some or all of the outstanding options, SARs, restricted stock units, or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options and Other Stock-Based Awards shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the exercise price of such options or the exercise or base price of such SARs, restricted stock units or Other Stock-Based Awards or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess; provided, however, that no such mandatory conversion shall occur if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result of such cash payment or issuance of securities, or

(iv)         provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive in lieu of the number of shares of Common Stock then covered by Incentive, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.

D.          For the purposes of paragraph (iii) of Section 12.10C., the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i)           the per share price to be paid to stockholders of Superior in any such merger, consolidation or other reorganization,

(ii)          the price per share offered to stockholders of Superior in any tender offer or exchange offer whereby a Change of Control takes place,

(iii)         in all other events, the Fair Market Value per share of Common Stock into which such options being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options, or

(iv)         in the event that the consideration offered to stockholders of Superior in any transaction described in this Section 12.10 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

12.11     Definition of Fair Market Value.  Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except so provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the applicable date as established by the Committee in good faith. In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price.

12.12     Recovery Policy.  Each Incentive Agreement shall contain a provision permitting the Company to recover any Incentive granted under the Plan if (i) the Company’s financial statements are required to be restated at any time within the three-year period following the final payout of the Incentive and the participant is determined to be responsible, in whole or in part, for the restatement, or (ii) the Incentive is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder. All determinations regarding the applicability of these provisions shall be in the discretion of the Committee.

12.13     No Trust or Fund Created.  Neither the Plan nor any Incentive shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Incentive, such right shall be no greater than the right of any unsecured general creditor of the Company.

12.14     Participants Outside the United States.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has employees, consultants or advisors, the Committee, in its sole discretion, shall have the power and authority to (a) determine which persons employed outside the United States are eligible to participate in the Plan; (b) amend or vary the terms and provisions of the Plan and the terms and conditions of any Incentive granted to persons who reside outside the United States; (c) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable; and (d) take any action, before or after an Incentive is granted, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals.

Appendix B

SUPERIOR ENERGY SERVICES, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN

1.           Purpose; Structure of Plan.

(a)          The purpose of the Plan is to provide Eligible Employees of the Company, its Subsidiaries and Affiliates with an opportunity to purchase common stock of the Company, thereby allowing such persons the opportunity to acquire an equity interest in the Company and enhance their sense of participation in the affairs of the Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 2 of the Plan.

(b)          This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of purchase rights under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such purchase rights shall be granted pursuant to rules, procedures or subplans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees, the Company, its Subsidiaries and Affiliates. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.           Definitions.

(a)          “Administrator” means the Board, the Committee or one or more of the Company’s officers appointed by the Board or Committee to administer the day-to-day operations of the Plan.

(b)          “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator, whether now or hereafter existing.

(c)          “Board” means the board of directors of the Company.

(d)          “Change of Control” means:

(i)             the acquisition by any person of beneficial ownership of 50% or more of the outstanding common stock or 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(1)          any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 2(d)(iii) hereof) of common stock directly from the Company;

(2)          any acquisition of common stock by the Company;

(3)          any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or

(4)          any acquisition of common stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 2(d)(iii) hereof; or

(ii)          individuals who, as of March 1, 2013, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)         consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any Affiliate) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(1)          the individuals and entities who were the beneficial owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(2)          except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(3)          at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Section 2(d), the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(e)          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(f)          “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

(g)          “Company” means Superior Energy Services, Inc., a Delaware corporation.

(h)          “Compensation” means regular straight-time earnings or base salary, including payments for overtime, shift differentials, incentive compensation, bonuses, geographical coefficients and other special payments, fees, allowances or other extraordinary compensation (but excluding long-term disability or workers compensation payments and similar amounts), unless otherwise determined by the Administrator on a uniform and nondiscriminatory basis. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.

(i)          “Continuous Status” means continuous service of an individual as an Eligible Employee of the Company or a Designated Company without any interruption or termination of service as an Eligible Employee. Continuous Status shall not be considered interrupted in the case of (i) sick leave or military leave authorized under the Company’s policies; (ii) any other bona fide leave of absence approved by the Company or a Designated Company, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of any such longer leave is guaranteed by contract, statute, or any Company policy adopted from time to time; or (iii) transfers between the Company and its Designated Companies.

(j)          “Designated Company” means any Subsidiary or Affiliate selected by the Administrator as eligible to participate in the Plan, provided, however, that an Affiliate which does not qualify as a Subsidiary may be designated only to participate in the Non-423 Component.

(k)          “Director” means a member of the Board.

(l)          “Effective Date” means the date the Plan becomes effective in accordance with Section 24 hereof.

(m)          “Eligible Employee” means any individual who is treated as an employee in the records of the Company or any Designated Company, in each case regardless of any subsequent reclassification by the Company or by any Designated Company, any governmental agency, or any court.

(n)          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(o)          “Fair Market Value” means the closing price for a Share on the New York Stock Exchange (or if the Shares are not then listed on such exchange, such other national securities exchange on which the Shares are then listed) on the date of determination or, if such date is not a Trading Day, on the last Trading Day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(p)          “Offering” means an offer under the Plan of a purchase right that may be exercised during an Offering Period. For purposes of this Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of the Company or one or more Designated Companies will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(q)          “Offering Date” means the first day of each Offering Period.

(r)          “Offering Period” means the period set forth in Section 4(a) hereof.

(s)          “Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

(t)          “Participant” means any Eligible Employee who participates in the Plan as described in Section 5 hereof.

(u)          “Participation Election” means any written agreement, enrollment form, contract or other instrument or document (in each case in paper or electronic form) evidencing that an Eligible Employee has elected to become a Participant in the Plan.

(v)          “Plan” means this Superior Energy Services, Inc. 2013 Employee Stock Purchase Plan, including both the 423 and Non-423 Components.

(w)          “Purchase Date” means the last day of each Offering Period (or, if such day is not a Trading Day, the Trading Day immediately preceding such day).

(x)          “Purchase Price” means a per-Share amount, equal to eighty five percent (85%) of the lesser of (i) the Fair Market Value of a Share on the Offering Date for the relevant Offering Period, or (ii) the Fair Market Value of a Share on the applicable Purchase Date.

(y)          “Share” means a share of common stock of the Company, or such other security of the Company into which such share shall be changed in accordance with Section 16 hereof.

(z)          “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa)       “Trading Day” means a day on which the principal national stock exchange on which the Shares are listed is open for trading.

3.           Eligibility.

(a)          Unless otherwise provided in this Section 3 and subject to Section 5 below, all Eligible Employees shall be eligible to participate in the Plan.

(b)          The Administrator, in its discretion, from time to time may, prior to an Offering Date for a particular Offering and for all purchase rights to be granted on such Offering Date under such Offering, determine that Eligible Employees who customarily work twenty (20) hours or less per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Administrator in its discretion) shall not be included in the Offering.

(c)            Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a purchase right to the extent that immediately after the grant such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company and/or hold outstanding purchase rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary.

4.           Offering Periods.  The Plan shall be implemented by a series of Offering Periods of approximately six (6) months duration during which time a purchase right under the Plan may be offered to Eligible Employees. The first Offering Period shall commence on July 1, 2013, or on such other date as the Administrator shall determine. Subsequently, Offering Periods shall begin on

January 1 and July 1 of each year and end on June 30 and December 31, respectively. The duration and timing of Offering Periods may be changed without stockholder approval; provided, however, that in no event shall an Offering Period exceed 27 months and, provided, further, that any such change is announced to Eligible Employees prior to the beginning of the first Offering Period to be affected.

5.           Participation.   An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Participation Election (either through the Company’s online Plan enrollment process or in paper form) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Administrator from time to time. An employee who becomes an Eligible Employee during an Offering Period or prior to an Offering Period but after expiration of any prescribed enrollment period for such Offering Period may enroll in the Plan only with effect for the subsequent Offering Period. A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

6.           Payroll Deductions or Other Contributions.

(a)          At the time a Participant completes any Participation Election, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5 hereof, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation that he or she receives on each pay day during the Offering Period. Should a pay day occur on a Purchase Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the current Offering Period, unless otherwise provided by the Administrator. The Administrator, in its sole discretion, may permit Participants to contribute amounts to the Plan through payment by cash, check or other means if payroll deductions are not permitted or advisable under applicable law; provided, however, that such contributions shall not exceed 10% of the Compensation received each pay day during the Offering Period.

(b)          Payroll deductions or other contributions, as applicable, for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable (subject to Section 6(a) hereof), unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)          Any payroll deduction or other contribution elections made by a Participant shall be in whole percentages only.

(d)          A Participant may not change his or her rate of contribution during an Offering Period. Any change in the rate of contribution may be made only effective for the next Offering Period by completing any form or following any procedure established by the Administrator from time to time. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code as described in Section 8(b) hereof, as determined by the Administrator in its sole discretion, a Participant’s payroll deductions or other contributions may be decreased during an Offering Period.

7.           Grant of Purchase Right.   On each Offering Date, each Participant shall be granted a right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Participant’s payroll deductions or other contributions accumulated prior to such Purchase Date by the applicable Purchase Price, provided, however, that in no event shall a Participant be permitted to purchase more than 1,000 Shares during each Offering Period, subject to adjustment pursuant to Section 16 hereof, and provided further that such purchase shall be subject to the limitations set forth in Section 8(b) hereof. The Administrator may, for future Offerings, increase or decrease the maximum number of Shares that a Participant may purchase during an Offering Period. With respect to any Offering, the purchase right shall expire on the last day of the relevant Offering Period.

8.           Purchase of Shares.

(a)          Unless a Participant withdraws from the Plan as provided in Section 10 hereof, on the Purchase Date, the maximum number of Shares that may be purchased with the accumulated payroll deductions or other contributions in the Participant’s account shall be purchased for such Participant at the applicable Purchase Price, subject to the limitations in Section 7 and Section 8(b) hereof. Unless otherwise determined by the Administrator prior to an Offering, fractional Shares shall not be purchased and any payroll deductions or other contributions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Administrator, be returned to the Participant or be retained in the Participant’s account for a subsequent Offering Period. Shares may be purchased pursuant to the purchase right granted to Participant under the Plan only by the Participant.

(b)          Notwithstanding any other provision of the Plan, no Participant shall be granted a purchase right under the Plan which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds US$25,000 in Fair Market Value of Shares (determined at the time the purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

(c)          If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which purchase rights are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the relevant Offering Date, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Administrator may provide, in its sole discretion, that the Company shall make a pro-rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising purchase rights on such Purchase Date. The Company may make a pro-rata allocation of the Shares pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to the relevant Offering Date.

9.           Delivery of Shares.  By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Company. Alternatively, the Administrator may provide for a Plan share account for each Participant to be established by the Company or by an outside entity selected by the Company which is not a brokerage firm. As soon as reasonably practicable after each Purchase Date, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her purchase right to the Participant’s brokerage or Plan share account in a form determined by the Administrator. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any purchase under the Plan, and instead such Shares shall be recorded in the books of the brokerage firm selected by the Company or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

10.         Withdrawal.

(a)          A Participant may decide not to purchase Shares on a Purchase Date and may elect to withdraw all, but not less than all, the payroll deductions or other contributions credited to his or her account and not yet used to purchase Shares under the Plan at any time by giving notice in the form and manner prescribed by the Administrator from time to time. Upon such withdrawal, (i) all of the Participant’s payroll deductions or other contributions credited to his or her account shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, (ii) such

Participant’s purchase right for the Offering shall be terminated automatically and (iii) no further payroll deductions or other contributions for the purchase of Shares shall be made during the current Offering Period. Notwithstanding the foregoing, the Administrator may specify a period of time immediately preceding each Purchase Date during which time any withdrawal will not be effective for the current Offering Period but will become effective for all subsequent Offering Periods. If a Participant withdraws from the Plan as described herein, payroll deductions or other contributions shall not resume at the beginning of the subsequent Offering Period unless the Participant completes a Participation Election and/or any other forms and follows any procedures for enrollment in the Plan as described in Section 5 hereof.

(b)          A Participant’s withdrawal from an Offering shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in subsequent Offerings which commence after the termination of the Offering from which he or she has withdrawn.

11.         Tax Withholding.  The Participant must make adequate provision for any withholding obligation of the Company or any Subsidiary or Affiliate for federal, state, or any other tax liability, national insurance, social security, payment-on-account or other tax related items, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability to pay an employer tax or social insurance contribution which has been shifted from the Company or any Subsidiary or Affiliate to the Participant as a matter of law or contract. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under applicable law, the amount necessary for the Company or a Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or a Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.

12.         No Right to Employment.  Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

13.          Termination of Employment.  Unless otherwise determined by the Administrator, upon a Participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions or other contributions credited to such Participant’s account during the current Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant or, in the case of termination of employment due to death, to the Participant’s heirs or estate, and such Participant’s purchase right shall be terminated automatically.

14.          Interest.  No interest will accrue on the payroll deductions or other contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Administrator.

15.         Shares Available for Purchase under the Plan.

(a)          Basic Limitation.  Subject to adjustment pursuant to Section 16 hereof, the aggregate number of Shares authorized for sale under the Plan is 3,000,000 Shares. For the avoidance of doubt, the limitation set forth in this section may be used to satisfy purchases of Shares under either the 423 Component or the Non-423 Component.

(b)          Rights as an Unsecured Creditor.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of or broker selected by the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares.

(c)          Source of Shares Deliverable at Purchase.  Any Shares issued upon purchase may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

16.         Adjustments for Changes in Capitalization and Similar Events.

(a)          Adjustment.  Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan, whether under currently outstanding purchase rights or available for future purchase rights, and the price per Share covered by each purchase right under the Plan that has not yet been exercised, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company.

(b)          Change of Control.  In the event of a public announcement of an event that may result in a Change of Control, the Board or Committee may, in its sole discretion (and without the consent of participants), elect to (i) unilaterally terminate the Plan at any time prior to the consummation of such transaction and return all contributions to Participants; (ii) unilaterally set a new Purchase Date on or at any time before the date of consummation of the Change of Control (provided that the Company notifies the Participants of such new date), as of which new Purchase Date the Offering Period then in progress will terminate and all outstanding purchase rights hereunder shall be deemed to be exercised automatically, unless prior to such date a Participant has withdrawn from the Offering Period as provided in Section 10; or (iii) provide for an alternative treatment of the Participants’ purchase rights that is acceptable to the person or entity that will succeed to the Company’s assets, business or operations pursuant to such transaction. Any action taken by the Board or Committee under this section shall be binding on all Participants.

17.         Administration.

(a)          Authority of the Administrator.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to:

(i)          construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Participation Election or other instrument or agreement relating to the Plan;

(ii)          determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Companies;

(iii)          determine the terms and conditions of any right to purchase Shares and any Offering under the Plan;

(iv)          establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(v)          amend an outstanding purchase right or grant a replacement purchase right for a purchase right previously granted under the Plan if, in the Administrator’s discretion, it determines that (A) the tax consequences of such purchase right to the Company, a Subsidiary or Affiliate or to the Participant differ from those consequences that were expected to occur on the date the purchase right was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit purchase rights to be granted that have more favorable tax consequences than initially anticipated; and

(vi)          make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions or other contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements.

(b)          Administrator Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any right to purchase Shares granted under the Plan shall be within the sole and plenary discretion of the Administrator, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Designated Company, any Participant, any Eligible Employee, or any beneficiary of such person, as applicable.

18.         Transferability.  Neither payroll deductions nor other contributions credited to a Participant’s account nor any rights with regard to the exercise of a purchase right or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

19.         Use of Funds.  All payroll deductions or other contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions except as may be required by applicable law, as determined by the Administrator.

20.         Amendment and Termination.

(a)          The Plan may be amended, modified, suspended or terminated by the Board or the Committee without the approval of the stockholders of the Company; provided, however, that the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required by applicable law or government regulation, or the rules of the New York Stock Exchange or any successor exchange or quotation system on which the Shares may be listed or quoted or to comply with Section 423 of the Code. For the avoidance of doubt, the authority to amend, modify, suspend or terminate the Plan may not be delegated.

(b)          Without limitation to the provisions of Section 20(a) hereof, the Administrator shall be entitled to take the following actions without stockholder approval and without regard to whether any Participant rights may be considered to be adversely affected by such actions:

(i)           change the method for determining the Purchase Price;

(ii)          change the duration and timing of Offering Periods (subject to the limitations set forth in Section 4 hereof);

(iii)          determine whether or not and how frequent changes may be made to the rate of payroll deductions or other contributions to be made during an Offering Period;

(iv)         increase or decrease the maximum number of Shares a Participant may purchase during an Offering Period (subject to the limitations set forth in Section 8(b) hereof);

(v)          establish the exchange ratio applicable to payroll deductions or other contributions made in a currency other than U.S. dollars;

(vi)         change the maximum rate of payroll deductions or other contributions that a Participant can elect or permit payroll deductions or other contributions in excess of the rate designated by a Participant to adjust for delays or mistakes in the Company’s processing of a properly completed Participation Election;

(vii)        establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts deducted from or contributed by the Participant; and

(viii)        establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

21.         Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

22.         Conditions upon Issuance of Shares.

(a) Shares shall not be issued with respect to a purchase right unless the purchase of Shares pursuant to such purchase right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, U.S. and non-U.S. and state and local provisions, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. In the event the Company determines that Shares may not be issued pursuant to this Section 22(a), any payroll deductions or other contributions shall be promptly refunded to the relevant Participants.

(b)          As a condition to the purchase of Shares pursuant to a purchase right, the Company may require the person on whose behalf Shares are purchased to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in Section 22(a) hereof.

23.             Share Issuance.  All Shares delivered pursuant to the purchase of Shares under the Plan shall be subject to such restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, the New York Stock Exchange or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable federal, state or other laws, and the Administrator may take whatever steps are necessary to effect such restrictions.

24.             Term of Plan.  After adoption of the Plan by the Board, this Plan will become effective on the first Offering Date (as described in Section 4 hereof). Subject to Section 25 hereof, this Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board or the Committee (pursuant to Section 20(a) hereof), (b) issuance of all of the Shares reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board. No further purchase rights shall be granted or Shares purchased, and no further payroll deductions or other contributions shall be collected under the Plan following such termination.

25.             Stockholder Approval of Plan.  This Plan shall be approved by the stockholders of the Company, in the manner and to the degree required under applicable law, within twelve (12) months of the date this Plan is adopted by the Board. No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval. If the Plan is not approved by the stockholders of the Company prior to the first scheduled Purchase Date, the Plan and all purchase rights granted under the Plan will terminate immediately prior to the first scheduled Purchase Date without any action by the Board or the Committee, and all payroll deductions and other contributions will be refunded to Participants as soon as practicable.

26.             Code Section 409A; Tax Qualification.

(a)          Purchase rights granted under the 423 Component are exempt from the application of Section 409A of the Code. Purchase rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 26(b) hereof, purchase rights granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such purchase rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the Shares subject to a purchase right be delivered within the short-term deferral period. Subject to Section 26(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Administrator determines that a purchase right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

(b)          Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27.            Severability.  If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

28.        Governing Law.  Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

29.        Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

Appendix C

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SUPERIOR ENERGY SERVICES, INC.

Superior Energy Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

FIRST: At a meeting of the Board of Directors of the Corporation held on March 13, 2013, resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of the Corporation to remove in its entirety Article TWELFTH thereof, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the Corporation’s stockholders.

SECOND: On June 6, 2013, at a meeting called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation by a majority of the outstanding shares of stock entitled to vote thereon voted for the proposal to delete, in its entirety, Article TWELFTH of the Certificate of Incorporation.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Superior Energy Services, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this             day of             , 2013.

SUPERIOR ENERGY SERVICES, INC.

By:
Name: Title:

C-1

0                         ¢

SUPERIOR ENERGY SERVICES, INC.

11000 EQUITY DRIVE, SUITE 300

HOUSTON, TX 77041

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 6, 2013

By signing this proxy, you revoke all prior proxies and appoint Greg A. Rosenstein, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side at Superior’s annual meeting of stockholders to be held at 9:00 a.m. on Thursday, June 6, 2013, at the Magnolia Hotel, Sterling Ballroom I, 1100 Texas Avenue, Houston, TX 77002 and any adjournments thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

June 6, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2013.

This proxy statement and the 2012 annual report are available at https://materials.proxyvote.com/868157

i             Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.             i

■	21033333000000000000 2	060613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW, AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: NOMINEES:				2. An advisory vote on the compensation of our named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Harold J. Bouillion O Enoch L. Dawkins O David D. Dunlap O James M. Funk O Terence E. Hall O Ernest E. “Wyn” Howard, III O Peter D. Kinnear O Michael M. McShane O W. Matt Ralls O Justin L. Sullivan

3.   The adoption of the 2013 Stock Incentive Plan.

4.   The adoption of the 2013 Employee Stock Purchase Plan.

5.   The adoption of an amendment to our certificate of incorporation to remove the limitation on non-U.S. citizen stock ownership.

6.   The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013.

7.   Any other business that may properly come before the meeting.

					☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐
WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

June 6, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2013.

This proxy statement and the 2012 annual report are available at https://materials.proxyvote.com/868157

Please sign, date, and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	21033333000000000000 2	060613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW, AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of ten directors NOMINEES:				2. An advisory vote on the compensation of our named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Harold J. Bouillion O Enoch L. Dawkins O David D. Dunlap O James M. Funk O Terence E. Hall O Ernest E. “Wyn” Howard, III O Peter D. Kinnear O Michael M. McShane O W. Matt Ralls O Justin L. Sullivan

3.   The adoption of the 2013 Stock Incentive Plan.

4.   The adoption of the 2013 Employee Stock Purchase Plan.

5.   The adoption of an amendment to our certificate of incorporation to remove the limitation on non-U.S. citizen stock ownership.

6.   The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013.

7.   Any other business that may properly come before the meeting.

					☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐
WHEN THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■